Exhibit 10.15
$4,000,000,000
CREDIT AGREEMENT
dated as of
March 6, 2023
among
Kenvue Inc.,
Johnson & Johnson,
The Eligible Subsidiaries From Time to Time Party Hereto,
The Lenders From Time to Time Party Hereto,
JPMorgan Chase Bank, N.A.,
as Administrative Agent
Goldman Sachs Bank USA,
as Syndication Agent
BofA Securities, Inc.,
Citibank, N.A.
and
Deutsche Bank Securities Inc.,
as Documentation Agents

JPMorgan Chase Bank, N.A.,
Goldman Sachs Bank USA,
BofA Securities, Inc.,
Citibank, N.A.
and
Deutsche Bank Securities Inc.,
as Joint Bookrunners and Joint Arrangers

i

Section 7.02 . Agents and Affiliates	69
Section 7.03 . Action by Agents	69
Section 7.04 . Consultation with Experts	70
Section 7.05 . Delegation of Duties	70
Section 7.06 . Indemnification	70
Section 7.07 . Resignation of Administrative Agent	71
Section 7.08 . Administrative Agent’s Fees	71
Section 7.09 . Other Agents Not Liable	71
Section 7.10 . Credit Decision.	71
Section 7.11 . Posting of Communications	73
Section 7.12 . Certain ERISA Matters	75

ARTICLE 8 CHANGE IN CIRCUMSTANCES

Section 8.01 . Alternate Rate of Interest.	76
Section 8.02 . Illegality.	80
Section 8.03 . Increased Cost and Reduced Return	80
Section 8.04 . Taxes	82
Section 8.05 . Base Rate Loans Substituted for Affected Loans	85
Section 8.06 . Substitution of Lenders	86

ARTICLE 9 REPRESENTATIONS AND WARRANTIES OF ELIGIBLE SUBSIDIARIES

Section 9.01 . Corporate Existence and Power	86
Section 9.02 . Corporate Governmental Authorization; No Contravention	91
Section 9.03 . Binding Effect	91

ARTICLE 10 MISCELLANEOUS

Section 10.01 . Notices	87
Section 10.02 . No Waivers	91
Section 10.03 . Expenses; Limitation of Liability; Indemnification	91
Section 10.04 . Sharing of Set-Offs	93
Section 10.05 . Amendments and Waivers.	93
Section 10.06 . Successors and Assigns	94
Section 10.07 . Governing Law, Submission to Jurisdiction	98
Section 10.08 . Service of Process	98
Section 10.09 . Counterparts; Integration; Effectiveness; Electronic Execution.	98
Section 10.10 . WAIVER OF JURY TRIAL	100
Section 10.11 . Confidentiality	100
Section 10.12 . Conversion of Currencies	101
Section 10.13 . European Economic and Monetary Union	101
Section 10.14 . USA Patriot Act	102

Commitment Schedule
Pricing Schedule
Schedule 2.17 – Swingline Lenders
Schedule 2.19 – Issuing Lenders
Schedule 4.05 – Litigation
Schedule 5.09 – Existing Liens

EXHIBIT A	Note
EXHIBIT B	[Reserved]
EXHIBIT C	Assignment and Assumption Agreement
EXHIBIT D	Election to Participate
EXHIBIT E	Election to Terminate

CREDIT AGREEMENT dated as of March 6, 2023 among KENVUE INC., JOHNSON & JOHNSON, the ELIGIBLE SUBSIDIARIES referred to herein, the LENDERS listed on the signature pages hereof, and JPMORGAN CHASE BANK, N.A., as Administrative Agent.
The parties hereto agree as follows:
ARTICLE 1
DEFINITIONS
Section 1.01. Definitions. The following terms, as used herein, have the following meanings:
“Adjusted Daily Simple SOFR” means an interest rate per annum equal to (a) Daily Simple SOFR, plus (b) 0.10%; provided that if the Adjusted Daily Simple SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.
“Adjusted EURIBOR Rate” means, with respect to any Term Benchmark Borrowing denominated in Euros for any Interest Period, an interest rate per annum equal to (a) the EURIBOR Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate; provided that if the Adjusted EURIBOR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.
“Adjusted Term SOFR Rate” means, with respect to any Term Benchmark Borrowing denominated in Dollars for any Interest Period, an interest rate per annum equal to (a) the Term SOFR Rate for such Interest Period, plus (b) 0.10%; provided that if the Adjusted Term SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.
“Administrative Agent” means JPMorgan Chase Bank, N.A. (or any of its designated branch offices or affiliates), in its capacity as administrative agent for the Lenders hereunder, and its successors in such capacity.
“Administrative Questionnaire” means, with respect to each Lender, an administrative questionnaire in the form prepared by the Administrative Agent and submitted to the Administrative Agent (with a copy to the Company) duly completed by such Lender.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” means (i) any Person that directly, or indirectly through one or more intermediaries, controls the Company (a “Controlling Person”) or (ii) any Person (other than the Company or a Subsidiary) which is controlled by or is under common control with a Controlling Person. As used herein, the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“Agreed Currencies” means Dollars and the Alternative Currency.
“Agreement” means this Credit Agreement.
“Alternative Currency” means Euros.
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Company or any of its Subsidiaries from time to time concerning or relating to bribery or corruption, including but not limited to the U.S. Foreign Corrupt Practices Act of 1977 and the UK Bribery Act of 2010.
“Applicable Agent” means, (a) with respect to a Loan or Borrowing denominated in Dollars, the Administrative Agent, or (b) with respect to a Loan or Borrowing denominated in the Alternative Currency, the Administrative Agent (including its affiliates or branches) or such other Person as may be agreed upon by the Company and the Administrative Agent and designated in a notice delivered to the Lenders.
“Applicable Lending Office” means, with respect to any Lender, (i) in the case of its Base Rate Loans, its Domestic Lending Office or (ii) in any other case, such other office as a Lender may from time to time notify the Company and the Administrative Agent for Loans of the particular type or currency, which office may include any Affiliate of such Lender or any domestic or foreign branch of such Lender or such Affiliate.
“Approved Electronic Platform” has the meaning set forth in Section 7.11.
“Approved Fund” means any Fund that is administered or managed by (i) a Lender, (ii) an affiliate of a Lender or (iii) an entity or an affiliate of an entity that administers or manages a Lender.
“Assignee” has the meaning set forth in Section 10.06(c).
“Available Commitment” means, with respect to any Lender at any time, an amount equal to such Lender’s Commitment at such time minus such Lender’s Outstanding Amount at such time.
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark for any Agreed Currency, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (e) of Section 8.01.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a voluntary or involuntary bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permits such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.
“Base Rate” means, for any day, a rate per annum equal to the greatest of (i) the Prime Rate in effect on such day, (ii) the NYFRB Rate in effect on such day plus ½ of 1% and (iii) the Adjusted Term SOFR Rate for a one month Interest Period as published two U.S. Government Securities Business Days prior to such day (or if such day is not a U.S. Government Securities Business Day, the immediately preceding U.S. Government Securities Business Day), plus 1%. Any change in the Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate, respectively. If the Base Rate is being used as an alternate rate of interest pursuant to Section 8.01 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 8.01(b)), then the Base Rate shall be the greater of clauses (i) and (ii) above and shall be determined without reference to clause (iii) above. For the avoidance of doubt, if the Base Rate as so determined would be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement.
“Base Rate Loan” means (i) a Loan denominated in Dollars which bears interest at the Base Rate pursuant to the applicable Notice of Borrowing or Notice of Interest Rate Election, (ii) a Loan which bears interest at the Base Rate pursuant to the provisions of Section 8.01 or (iii) an overdue amount which was a Base Rate Loan immediately before it became overdue.

“Benchmark” means, initially, with respect to any Loan denominated in any Agreed Currency, the Relevant Rate for such Agreed Currency; provided that if a Benchmark Transition Event, and the related Benchmark Replacement Date have occurred with respect to the applicable Relevant Rate or the then-current Benchmark for such Agreed Currency, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) of Section 8.01.
“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date; provided that, in the case of any Loan denominated in the Alternative Currency, “Benchmark Replacement” shall mean the alternative set forth in (2) below:
(1)    in the case of any Loan denominated in Dollars, the Adjusted Daily Simple SOFR;
(2)    the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Company as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for syndicated credit facilities denominated in the applicable Agreed Currency at such time in the United States and (b) the related Benchmark Replacement Adjustment;
If the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Company for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the applicable Agreed Currency at such time.
“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement and/or any Term Benchmark Loan denominated in Dollars, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “ESTR Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent, in consultation with the Company, decides may be appropriate to reflect the adoption and implementation of such Benchmark and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines, in consultation with the Company, that no market practice for the administration of such Benchmark exists, in such other manner of administration as the Administrative Agent decides (in consultation with the Company) in its reasonable discretion is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:
(1)    in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or
(2)    in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.
For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:
(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, the CME Term SOFR Administrator, the central bank for the Agreed Currency applicable to such Benchmark, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 8.01 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 8.01.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benefit Arrangement” means at any time an “employee benefit plan” within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Internal Revenue Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Internal Revenue Code) the assets of any such “employee benefit plan” or “plan”.
“BHC Act Affiliate” of a party means an “affiliate’ (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Borrower” means the Company or any Eligible Subsidiary, as the context may require, and their respective successors, and “Borrowers” means all of the foregoing. When used in relation to any Loan or Letter of Credit, references to “the Borrower” are to the particular Borrower to which such Loan is or is to be made or at whose request such Letter of Credit is or is to be issued.
“Borrowing” has the meaning set forth in Section 1.03.
“Business Day” means, any day (other than a Saturday or a Sunday) on which banks are open for business in New York City; provided that, in addition to the foregoing, a Business Day shall be (a) in relation to Loans (other than Swingline Loans) denominated in Euros and in relation to the calculation or computation of EURIBOR, any day which is a TARGET Day, (b) in relation to Swingline Loans and in relation to the calculation or computation of ESTR, “Business Day” shall mean any day which is an “ESTR Business Day” and (c) in relation to Loans referencing the Adjusted Term SOFR Rate and any interest rate settings, fundings, disbursements, settlements or payments of any such Loans referencing the Adjusted Term SOFR Rate or any other dealings of such Loans referencing the Adjusted Term SOFR Rate, any such day that is a U.S. Government Securities Business Day.
“Capitalized Lease Obligations” of any Person means obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required under GAAP to be classified and accounted for as capital leases or financing leases on a balance sheet of such Person. The amount of such obligations will be the capitalized amount thereof determined in accordance with GAAP, subject to Section 1.02.
“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, in the case of Letter of Credit Liabilities, for the benefit of each Issuing Lender and each Lender, as collateral for the Letter of Credit Liabilities, cash or deposit account balances, and “Cash Collateral” shall refer to such cash or deposit account balances.
“CBR Loan” means a Loan that bears interest at a rate determined by reference to the Central Bank Rate.
“CBR Spread” means the Applicable Margin, applicable to such Loan that is replaced by a CBR Loan.
“Central Bank Rate” means, the greater of (i) (A) for any Loan denominated in Euro, one of the following three rates as may be selected by the Administrative Agent in its reasonable discretion: (1) the fixed rate for the main refinancing operations of the European Central Bank (or any successor thereto), or, if that rate is not published, the minimum bid rate for the main refinancing operations of the European Central Bank (or any successor thereto), each as published by the European Central Bank (or any successor thereto) from time to time, (2) the rate for the marginal lending facility of the European Central Bank (or any successor thereto), as published by the European Central Bank (or any successor thereto) from time to time or (3) the rate for the deposit facility of the central banking system of the Participating Member States, as published by the European Central Bank (or any successor thereto) from time to time, plus (B) the applicable Central Bank Rate Adjustment; and (ii) the Floor.
“Central Bank Rate Adjustment” means, for any day, for any Loan denominated in Euro, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of the Adjusted EURIBOR Rate for the five most recent Business Days preceding such day for which the EURIBOR Screen Rate was available (excluding, from such averaging, the highest and the lowest Adjusted EURIBOR Rate applicable during such period of five Business Days) minus (ii) the Central Bank Rate in respect of Euro in effect on the last Business Day in such period. For purposes of this definition, (x) the term Central Bank Rate shall be determined disregarding clause (B) of the definition of such term and (y) the EURIBOR Rate on any day shall be based on the EURIBOR Screen Rate on such day at approximately the time referred to in the definition of such term for deposits in the applicable Agreed Currency for a maturity of one month.
“Change in Law” means the occurrence, after the date of this Agreement (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rules, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided, however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued or implemented; provided that a Lender shall only be entitled to seek payment pursuant to Section 8.03 attributable to any such deemed Change in Law if such Lender is generally seeking reimbursement for such costs from similarly situated borrowers under other credit agreements.
“Change of Control” means (i) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), other than (a) any of the Permitted Holders or (b) any underwriter in connection with any offering of equity interests of equity interests representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding equity interests of the Company; (ii) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Company by persons who were neither (x) nominated or approved by the board of directors of the Company nor (y) appointed by directors so nominated or approved; or (iii) the acquisition of direct or indirect control of the Company by any person or group, other than by any of the Permitted Holders; provided that (A) the consummation of the Equity Registration and the Separation in a manner substantially consistent in all material respects with the description thereof in the Company S-1 shall not constitute a Change of Control and (B) any transaction by which the Company becomes a wholly-owned Subsidiary of any direct or indirect holding company shall not constitute a Change of Control, so long as the beneficial ownership (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) of such holding company and, indirectly, the Company, is, immediately after the Company shall become such a wholly-owned Subsidiary of such holding company, substantially identical to that of the Company immediately prior to the Company becoming such a wholly-owned Subsidiary of such holding company.
“Charges” has the meaning set forth in Section 10.19.
“Closing Date” means March 6, 2023 or such later date on which the Administrative Agent shall have received the documents specified in or pursuant to Section 3.01.
“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).
“Commitment” means (i) with respect to each Lender, the amount of such Lender’s Commitment, as such amount is set forth opposite the name of such Lender on the Commitment Schedule, as such Commitment may be increased from time to time pursuant to Section 2.21, (ii) with respect to any Additional Lender, the amount of the Commitment assumed by it pursuant to Section 2.21, and (iii) with respect to any Assignee, the amount of the transferor Lender’s Commitment assigned to it pursuant to Section 10.06, in each case as such amount may be reduced from time to time pursuant to Section 2.09 and Section 2.21 or Section 10.06; provided that, if the context so requires, the term “Commitment” means the obligation of a Lender to extend credit up to such amount to the Borrowers hereunder.
“Company” means Kenvue Inc., a Delaware corporation, and its successors.
“Company S-1” means the Company’s Form S-1 filed pursuant to the Securities Act of 1933 (including the exhibits contemplated thereby, in each case, in the form and to the extent so filed), which registration statement was initially filed on January 4, 2023 and as amended prior to February 3, 2023.
“Consolidated Net Tangible Assets” means, at the date of determination, the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom (i) all current liabilities (excluding (a) any indebtedness for money borrowed having a maturity of less than 12 months from the date of the then most recent consolidated balance sheet of the Company publicly available but which by its terms is renewable or extendible beyond 12 months from such date at the option of the borrower and (b) current maturities of long-term debt and finance leases) and (ii) to the extent included in such aggregate amount of assets, all goodwill, trade names, trademarks, patents, customer relationships, unamortized debt discount and expense and any other like intangibles, all as set forth on the then most recent consolidated balance sheet of the Company publicly available and prepared in accordance with generally accepted accounting principles.
“Consolidated Subsidiary” means at any date any Subsidiary or other entity the accounts of which would be consolidated with those of the Company in its consolidated financial statements if such statements were prepared as of such date.
“Consumer Health Business” means the business that will be transferred to the Company in connection with the Separation, primarily representing the Consumer Health segment of Johnson & Johnson.
“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.
“Covered Entity” means any of the following:
(i)    a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);
(ii)    a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or
(iii)    a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Covered Party” has the meaning assigned to it in Section 10.18.
“Credit Contact” means such Person designated in the Administrative Questionnaire or other notice provided to the Administrative Agent by an Assignee in accordance with Section 10.06(c).
“Customary Permitted Liens” means:
(a)    carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction or other like Liens arising in the ordinary course of business;
(b)    permits, servitudes, licenses, easements, rights-of-way, restrictions and other similar encumbrances imposed by applicable law or incurred in the ordinary course of business or minor imperfections in title to any real property that do not in the aggregate materially interfere with the ordinary conduct of the business of the Company and its Subsidiaries taken as a whole;
(c)    leases, licenses, subleases or sublicenses of assets (including, without limitation, with respect to real property and intellectual property rights) granted to others that do not in the aggregate materially interfere with the ordinary conduct of the business of the Company and its Subsidiaries taken as a whole;
(d)    pledges or deposits made in the ordinary course of business or statutory Liens imposed in connection with worker’s compensation, unemployment insurance or other types of social security or pension benefits or Liens incurred or pledges or deposits made to secure the performance of bids, tenders, sales, contracts (other than for the repayment of borrowed money), statutory obligations, and surety, appeal, customs or performance bonds and similar obligations, or deposits as security for contested Taxes or import or customs duties or for the payment of rent, in each case incurred in the ordinary course of business;
(e)    Liens arising from UCC financing statement filings (or similar filings) regarding or otherwise arising under leases entered into by the Company or any of its Subsidiaries;
(f)    any Lien arising out of claims under a judgment or award rendered or claim filed so long as such judgments, awards or claims do not constitute an Event of Default;
(g)    any Lien consisting of rights reserved to or vested in any Governmental Authority by any statutory provision;
(h)    Liens created in the ordinary course of business in favor of banks and other financial institutions over credit balances of any bank accounts held at such banks or financial institutions or over investment property held in a securities account, as the case may be, to facilitate the operation of cash pooling and/or interest set-off arrangements in respect of such bank accounts or securities accounts in the ordinary course of business; and
(i)    Liens securing Debt or other obligations of one of the Company’s Subsidiaries owing to the Company or another Subsidiary.
“Daily Simple ESTR” means, with respect to any Swingline Loan, for any day (an “ESTR Interest Day”), an interest rate per annum equal to the greater of (a) ESTR for the day that is five Business Days prior to (i) if such ESTR Interest Day is a Business Day, such ESTR Interest Day or (ii) if such ESTR Interest Day is not a Business Day, the Business Day immediately preceding such ESTR Interest Day and (b) 0.00%. Any change in Daily Simple ESTR due to a change in the applicable ESTR shall be effective from and including the effective date of such change in the ESTR without notice to the Company.
“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day that is five (5) U.S. Government Securities Business Days prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. Any change in

Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower.
“Debt” of any Person means at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all Capitalized Lease Obligations of such Person, (v) all non-contingent obligations (and, for purposes of the definitions of Material Debt and Material Financial Obligations, all contingent obligations) of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit, surety bond or similar instrument, (vi) all Debt secured by a Lien on any asset of such Person, whether or not such Debt is otherwise an obligation of such Person and (vii) all Debt of others Guaranteed by such Person.
“Default” means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to the Administrative Agent or any Lending Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent and the Company, in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Company, any other Obligor, the Administrative Agent or any Lending Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by any Obligor, the Administrative Agent or any Lending Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Lending Party’s receipt of such certification in writing in form and substance satisfactory to it and the Administrative Agent (a copy of which such certification shall be promptly shared with the Company) or (d) other than via an Undisclosed Administration, has, or has a Parent that has, become the subject of (A) a Bankruptcy Event or (B) a Bail-In Action.

“Derivatives Obligations” of any Person means all obligations of such Person in respect of any rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of the foregoing transactions) or any combination of the foregoing transactions.
“Documentation Agents” means BofA Securities, Inc., Citibank, N.A. and Deutsche Bank Securities Inc.
“Dollar Amount” means, at any time:
(i)     with respect to any Loan denominated in dollars, the principal amount thereof then outstanding;
(ii)     with respect to any Loan denominated in the Alternative Currency, the equivalent in dollars of the principal amount thereof then outstanding in the Alternative Currency, determined by the Administrative Agent using the Exchange Rate with respect to the relevant currency then in effect; and
(iii)    with respect to any Letter of Credit Liabilities, (A) if denominated in Dollars, the amount thereof and (B) if denominated in the Alternative Currency, determined by the Administrative Agent using the Exchange Rate with respect to the relevant currency then in effect.
“dollars”, “Dollars” and the sign “$” mean lawful currency of the United States.
“Domestic Lending Office” means, as to each Lender, its office located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Domestic Lending Office) or such other office as such Lender may hereafter designate as its Domestic Lending Office by notice to the Company and the Administrative Agent.
“Domestic Subsidiary” means any Subsidiary a majority of the business of which is conducted within the United States of America, or a majority of the properties and assets of which are located within the United States of America, except any Subsidiary substantially all of the assets of which consist of the securities of Subsidiaries which are not Domestic Subsidiaries.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Election to Participate” means an Election to Participate substantially in the form of Exhibit D hereto.
“Election to Terminate” means an Election to Terminate substantially in the form of Exhibit E hereto.
“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.
“Eligible Subsidiary” means any Wholly-Owned Consolidated Subsidiary that is organized under the laws of the United States as to which an Election to Participate shall have been delivered to the Administrative Agent and as to which an Election to Terminate with respect to such Election to Participate shall not have been delivered to the Administrative Agent. Each such Election to Participate and Election to Terminate shall be duly executed on behalf of such Wholly-Owned Consolidated Subsidiary and the Company. If at any time a Subsidiary theretofore designated as an Eligible Subsidiary no longer qualifies as a Wholly-Owned Consolidated Subsidiary that is organized under the laws of the United States, the Company shall cause to be delivered to the Administrative Agent an Election to Terminate terminating the status of such Subsidiary as an Eligible Subsidiary. The delivery of an Election to Terminate shall not affect any obligation of an Eligible Subsidiary theretofore incurred or the guaranty thereof by the Company and, prior to the Guarantee Termination Date, Johnson & Johnson. The Administrative Agent shall promptly give notice to the Lenders of the receipt of any Election to Participate or Election to Terminate.
“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, legally binding agreements and other governmental restrictions relating to the environment, or to emissions, discharges or releases of pollutants, contaminants or Hazardous Substances into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or Hazardous Substances or the clean-up or other remediation thereof.
“Equity Registration” means the initial registration of the Company’s equity securities under Section 12(b) or Section 12(g) of the Securities Exchange Act of 1934, as amended.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute.

“ERISA Group” means the Obligors and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control or that are treated as a single employer with any Obligor under Section 414 of the Internal Revenue Code.
“ESTR” means, with respect to any Business Day, a rate per annum equal to the Euro Short Term Rate for such Business Day published by the ESTR Administrator on the ESTR Administrator’s Website.
“ESTR Administrator” means the European Central Bank (or any successor administrator of the Euro Short Term Rate).
“ESTR Administrator’s Website” means the European Central Bank’s website, currently at http://www.ecb.europa.eu, or any successor source for the Euro Short Term Rate identified as such by the ESTR Administrator from time to time.
“ESTR Business Day” means, for any Swingline Loan, any day except for (a) a Saturday, (b) a Sunday or (c) a day on which banks are closed for business in Brussels.
“ESTR Interest Day” has the meaning assigned to such term in the definition of “Daily Simple ESTR.”
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“EURIBOR Rate” means, with respect to any Term Benchmark Borrowing denominated in Euros and for any Interest Period, the EURIBOR Screen Rate, two TARGET Days prior to the commencement of such Interest Period.
“EURIBOR Screen Rate” means the euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for the relevant period displayed (before any correction, recalculation or republication by the administrator) on page EURIBOR01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters as published at approximately 11:00 a.m. Brussels time two TARGET Days prior to the commencement of such Interest Period. If such page or service ceases to be available, the Administrative Agent may specify another page or service displaying the relevant rate after consultation with the Company.
“Euro” and “€” mean the single currency of the Participating Member States of the European Union.
“Event of Default” has the meaning set forth in Section 6.01.
“Exchange Rate” means, on any day, with respect to the Alternative Currency, the rate at which the Alternative Currency may be exchanged into dollars (and, for purposes of any provision of this Agreement requiring or permitting the conversion of Loans denominated in the Alternative Currency to Loans denominated in dollars, the rate at which dollars may be exchanged into the Alternative Currency), as set forth at or about 9:00 a.m., New York City time, or at or about 11:00 a.m., London time, on such date on the relevant Bloomberg page displaying the rate of exchange for that currency into dollars. In the event that such rate does not appear on any Bloomberg page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent, the Applicable Agent with respect to such currency and the Company, or, in the absence of such agreement, such Exchange Rate shall instead be the arithmetic average of the spot buying and selling rates of exchange of such Applicable Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, on or about 11:00 a.m., New York City time, or on or about 11:00 a.m., London time, on such date for the purchase of dollars (or such foreign currency, as the case may be) for delivery two Business Days later; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, such Applicable Agent, after consultation with the Company and the Administrative Agent, may use any reasonable method it deems appropriate to determine such rate, and such determination shall be presumed correct absent manifest error.
“Extending Lender” has the meaning set forth in Section 2.22(b).
“Facility Fee” has the meaning set forth in Section 2.08(a).
“Facility Fee Rate” has the meaning set forth in the Pricing Schedule.
“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof (or related legislation or official administrative rules or practices), any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Internal Revenue Code.
“Federal Funds Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as shall be set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that if the Federal Funds Rate as so determined would be less than 0%, such rate shall be deemed to be 0% for purposes of this Agreement.
“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America.
“Floor” means 0.00%.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
“GAAP” means generally accepted accounting principles as in effect from time to time in the United States.
“Governmental Authority” means any national, state, county, city, town, village, municipal or other government department, commission, board, bureau, agency, authority or instrumentality of a country or any political subdivision thereof, exercising executive, legislative, judicial, taxing, regulatory or administrative powers of functions of or pertaining to government, including any supra-national bodies (such as the European Union or the European Central Bank).
“Granting Lender” has the meaning specified in Section 10.06(h).
“Group of Loans” means at any time a group of Loans consisting of (i) all Loans to the same Borrower which are Base Rate Loans at such time and (ii) all Term Benchmark Loans to the same Borrower which are in the same currency and have the same Interest Period at such time; provided that, if a Loan (other than a Base Rate Loan) of any particular Lender is converted to or made as a Base Rate Loan pursuant to Article 8, such Loan shall be included in the same Group or Groups of Loans from time to time as it would have been if it had not been so converted or made.
“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the holder of such Debt of the payment thereof or to protect such holder against loss in respect thereof (in whole or in part); provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.
“Guarantee Termination Date” means the first date on which the following conditions are satisfied: (i) the Equity Registration has occurred, (ii) the Separation (other than, for the avoidance of doubt, the transfer of assets and assumption of liabilities in any Deferred Local Business as defined and described in the Company S-1) has been consummated in a manner substantially consistent in all material respects with the description thereof in the Company S-1, (iii) on such date, after giving effect to the Equity Registration and the Separation, (A) the Company and its Subsidiaries shall be Solvent, (B) no Default or Event of Default shall have occurred and be continuing and (C) there has been no material adverse change in the business, financial position or results of operations of the Company and its Consolidated Subsidiaries, considered as a whole, since January 1, 2023, and (iv) the Company or Johnson & Johnson delivers to the Administrative Agent of a certificate of an authorized officer of the Company or Johnson & Johnson as to clauses (i), (ii) and (iii).
“Guaranty” means the obligations of the Company and Johnson & Johnson set forth in Article 11.
“Hazardous Substances” means any substance, material, or waste defined as “toxic”, “hazardous”, “pollutant”, “contaminant”, or words of similar meaning and effect, including petroleum, its derivatives, by-products and other hydrocarbons, or any substance having any constituent elements displaying any of the foregoing characteristics.
“Increased Cost” has the meaning set forth in Section 10.06(h).
“Incremental Commitments” has the meaning set forth in Section 2.21(a).
“Incremental Commitment Notice” has the meaning set forth in Section 2.21(b).
“Indemnitee” has the meaning set forth in Section 10.03(b).
“Ineligible Lender” has the meaning set forth in Section 8.02(b).
“Interest Payment Date” means (a) with respect to any Base Rate Loan, the last day of each March, June, September and December and the Termination Date, (b) with respect to any Term Benchmark Loan, the last day of each Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Term Benchmark Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, and the Termination Date and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid and the Termination Date.
“Interest Period” means with respect to any Term Benchmark Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter (in each case, subject to the availability for the Benchmark applicable to the relevant Loan or Commitment for any Agreed Currency), as the Company may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (iii) no tenor that has been removed from this definition pursuant to Section 8.01(e) shall be available for specification in such Notice of Borrowing or Notice of Interest Rate Election. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.
“Issuing Lender” means the Persons listed on Schedule 2.19 and any other Lender that may agree to issue Letters of Credit hereunder as provided in Section 2.19(h), in each case in its capacity as an issuer of a Letter of Credit hereunder. An Issuing Lender may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Lender, in which case the term “Issuing Lender” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate. When used with respect to a particular Letter of Credit, “Issuing Lender” means the Issuing Lender that issued or is issuing such Letter of Credit.
“Johnson & Johnson” means Johnson & Johnson, a New Jersey corporation.
“Joint Arrangers” means JPMorgan Chase Bank, N.A, Goldman Sachs Bank USA, BofA Securities, Inc., Citibank, N.A. and Deutsche Bank Securities Inc.
“Joint Bookrunners” means JPMorgan Chase Bank, N.A., Goldman Sachs Bank USA, BofA Securities, Inc., Citibank, N.A. and Deutsche Bank Securities Inc.
“Lender” means (i) each bank or other institution listed on the signature pages hereof, (ii) each financial institution which becomes a Lender pursuant to Section 2.21, (iii) each Assignee which becomes a Lender pursuant to Section 10.06(c) and (iv) their respective successors. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lenders and the Issuing Lenders.
“Lender Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.
“Lending Parties” mean the Lenders, the Swingline Lenders and the Issuing Lenders.
“Letter of Credit” means a letter of credit to be issued hereunder by any Issuing Lender in accordance with Section 2.19.
“Letter of Credit Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Borrowing.
“Letter of Credit Commitment” means, with respect to each Issuing Lender, the commitment of such Issuing Lender to issue Letters of Credit pursuant to Section 2.19. The Dollar Amount of each initial Issuing Lender’s Letter of Credit Commitment is set forth on Schedule 2.19. The Letter of Credit Commitment of an Issuing Lender may be modified from time to time by agreement between such Issuing Lender and the Company, and notified to the Administrative Agent. The aggregate amount of the Letter of Credit Commitments as of the Closing Date is $500,000,000.
“Letter of Credit Credit Extension” means, with respect to any Letter of Credit, the issuance thereof, the extension of the expiry date thereof or the increase of the amount thereof.

“Letter of Credit Disbursement” means a payment made by the Issuing Lender pursuant to a Letter of Credit.
“Letter of Credit Fee” has the meaning set forth in Section 2.08(b).
“Letter of Credit Fee Rate” has the meaning set forth in the Pricing Schedule.
“Letter of Credit Liabilities” means, for any Lender and at any time, such Lender’s ratable participation in the sum of (x) the amounts then owing by each Borrower in respect of amounts drawn under Letters of Credit and (y) the aggregate amount then available for drawing under all Letters of Credit.
“Letter of Credit Sublimit” means, initially, a Dollar Amount equal to $500,000,000; provided that the Letter of Credit Sublimit shall be automatically increased by any increase in Letter of Credit Commitments as may be agreed between any Issuing Lender and the Company, and notified to the Administrative Agent, as set forth in the definition of “Letter of Credit Commitment”.
“Liabilities” means any losses, claims, demands, damages or liabilities of any kind.
“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, or any other type of preferential arrangement that has the practical effect of creating a security interest, in respect of such asset. For the purposes of this Agreement, the Company or any Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.
“Loan” means the loans made by the Lenders to the Borrowers pursuant to this Agreement.
“Loan Document” means this Agreement, including without limitation, schedules and exhibits hereto and any agreements entered into in connection herewith, including amendments, modifications or supplements thereto or waivers thereof, any Notes and any other documents prepared in connection with the other Loan Documents, if any.
“Major Domestic Manufacturing Property” means any Principal Domestic Manufacturing Property the net depreciated book value of which on the date as of which the determination is made exceeds 3% of Consolidated Net Tangible Assets at the last day of the most recently ended fiscal quarter.
“Margin Stock” means margin stock within the meaning of Regulations T, U and X of Federal Reserve Board, as in effect from time to time, as applicable.
“Material Adverse Effect” means (i) prior to the Guarantee Termination Date, a material adverse effect on the business, financial position or results of operations of Johnson & Johnson, the Company and its Consolidated Subsidiaries, taken as a whole and (ii) on and after the occurrence of the Guarantee Termination Date, a material adverse effect on the business, financial position or results of operations of the Company and its Consolidated Subsidiaries, taken as a whole.
“Material Debt” means Debt (other than the Loans) of Johnson & Johnson (prior to the Guarantee Termination Date), the Company and/or one or more of its Subsidiaries, arising in one or more related or unrelated transactions, in an aggregate principal or face amount exceeding $400,000,000. For the avoidance of doubt, Material Debt of Johnson & Johnson shall include (i) the $10,000,000,000 364-Day Credit Agreement dated as of September 8, 2022 among Johnson & Johnson as borrower, the lenders from time to time party thereto and Citibank, N.A. as administrative agent and (ii) the $10,000,000,000 364-Day Credit Agreement dated as of November 22, 2022 among Johnson & Johnson as borrower, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A. as administrative agent.
“Material Financial Obligations” means a principal or face amount of Debt and/or payment or collateralization obligations in respect of Derivatives Obligations of Johnson & Johnson (prior to the Guarantee Termination Date), the Company and/or one or more of its Subsidiaries, arising in one or more related or unrelated transactions, exceeding in the aggregate $400,000,000.
“Maximum Rate” has the meaning set forth in Section 10.19.
“Multiemployer Plan” means at any time a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such five year period.
“Non-Extending Lender” has the meaning set forth in Section 2.22(b).
“Non-U.S. Lender” has the meaning set forth in Section 8.04(d).
“Notes” means promissory notes of a Borrower, substantially in the form of Exhibit A hereto, evidencing the obligation of such Borrower to repay the Loans made to it, and “Note” means any one of such promissory notes issued hereunder.
“Notice of Borrowing” has the meaning set forth in Section 2.02.
“Notice of Interest Rate Election” has the meaning set forth in Section 2.10.
“Notice of Issuance” has the meaning set forth in Section 2.19.
“NYFRB” means the Federal Reserve Bank of New York.
“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined would be less than 0%, such rate shall be deemed to be 0% for purposes of this Agreement.
“Obligors” means the Company, the other Borrowers and, prior to the Guarantee Termination Date, Johnson & Johnson, and “Obligor” means any one of them.
“Outstanding Amount” means, as to any Lender at any time, the sum at such time, without duplication, of (i) the aggregate principal amount of the outstanding Loans (other than Swingline Loans) of such Lender at such time that are denominated in Dollars, (ii) the aggregate Dollar Amount of the aggregate principal amount of the outstanding Loans (other than Swingline Loans) of such Lender at such time that are denominated in the Alternative Currency, (iii) the aggregate Dollar Amount of such Lender’s Letter of Credit Liabilities at such time and (iv) the aggregate Dollar Amount of such Lender’s Swingline Exposure at such time.
“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in Dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.
“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the NYFRB Rate and (b) with respect to any amount denominated in the Alternative Currency, an overnight rate determined by the Administrative Agent or the Issuing Lender, as the case may be, in accordance with banking industry rules on interbank compensation.
“Parent” means, with respect to any Lender, any Person controlling such Lender.
“Participant” has the meaning set forth in Section 10.06(b).
“Participating Member State” means any member state of the European Community that adopts or has adopted the Euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.
“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.
“Permitted Holders” means Johnson & Johnson and its Subsidiaries; provided that the foregoing shall cease to constitute “Permitted Holders” on the first day that Johnson & Johnson beneficially owns, directly or indirectly, less than 20% of the Company’s Voting Equity Interests.

“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.
“Plan” means at any time an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (i) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.
“Prepayment Date” has the meaning specified in Section 2.13(d).
“Pricing Schedule” means the Pricing Schedule attached hereto.
“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.
“Principal Domestic Manufacturing Property” means any facility (together with the land on which it is erected and fixtures comprising part of the land) used primarily for manufacturing or processing that is located within the United States of America (other than its territories or possessions) and owned by the Company or any Subsidiary, the net depreciated book value of which on the date as of which the determination is being made exceeds 1% of the Consolidated Net Tangible Assets of the Company, except any such property which the Company’s board of directors, in its good faith opinion, determines is not of material importance to the business conducted by the Company and its Subsidiaries, taken as a whole.
“Principal Domestic Subsidiary” means (a) each Subsidiary which owns or leases a Principal Domestic Manufacturing Property, (b) each Domestic Subsidiary the consolidated net worth of which exceeds 3% of Consolidated Net Tangible Assets (as set forth in the most recent financial statements referred to in Section 4.04 or delivered pursuant to Section 5.01(a) or (b)) and (c) each Domestic Subsidiary of each Subsidiary referred to in the foregoing clauses (a) or (b), except any such Subsidiary the accounts receivables and inventories of which have an aggregate net book value of less than $5,000,000.
“Pro Rata Share” means, with respect to each Lender (other than a Defaulting Lender) at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Commitment of such Lender and the denominator of which is the total amount of the Commitments, subject to adjustment as provided in Section

2.20(a)(iii); provided that if the commitment of each Lender to make Loans and the obligation of each Issuing Lender to make Letter of Credit Credit Extensions have been terminated pursuant to Section 2.09 or Section 6.01, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof and any Lender’s status as a Defaulting Lender at the time of determination.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
“QFC Credit Support” has the meaning assigned to it in Section 10.18.
“Quarterly Date” means each March 31, June 30, September 30 and December 31.
“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is the Term SOFR Rate, 5:00 a.m. (Chicago time) on the day that is two U.S. Government Securities Business Days preceding the date of such setting, (2) if such Benchmark is the EURIBOR Rate, 11:00 a.m. Brussels time two TARGET Days preceding the date of such setting, (3) if such Benchmark is ESTR, 11:00 a.m., Brussels time, four (4) Business Days prior to such setting or (4) if such Benchmark is none of the Term SOFR Rate, the EURIBOR Rate or ESTR, the time determined by the Administrative Agent in its reasonable discretion.
“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
“Reimbursement Obligation” has the meaning set forth in Section 2.19(d).
“Relevant Governmental Body” means (i) with respect to a Benchmark Replacement in respect of Loans denominated in Dollars, the Federal Reserve Board and/or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto, and (ii) with respect to a Benchmark Replacement in respect of Loans denominated in Euros, the European Central Bank, or a committee officially endorsed or convened by the European Central Bank or, in each case, any successor thereto.
“Relevant Rate” means (i) with respect to any Term Benchmark Borrowing denominated in Dollars, the Adjusted Term SOFR Rate, (ii) with respect to any Term Benchmark Borrowing denominated in Euros, the Adjusted EURIBOR Rate or (iii) with respect to any Swingline Borrowing, the Daily Simple ESTR.
“Relevant Screen Rate” means (i) with respect to any Term Benchmark Borrowing denominated in Dollars, the Term SOFR Reference Rate or (ii) with respect to any Term Benchmark Borrowing denominated in Euros, the EURIBOR Screen Rate, as applicable.

“Required Lenders” means, subject to Section 2.20, at any time Lenders having in excess of 50% of the aggregate amount of the Commitments or, if the Commitments shall have been terminated, holding more than 50% of the Total Outstanding Amount; provided that the Commitment of any Lender that is a Swingline Lender shall be deemed to exclude any amount of its Swingline Exposure in excess of its Pro Rata Share of all outstanding Swingline Loans, adjusted to give effect to any reallocation under Section 2.20 of the Swingline Exposures of Defaulting Lenders in effect at such time.
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Restricted Property” means (a) all Principal Domestic Manufacturing Properties, (b) all equity or debt securities issued by Principal Domestic Subsidiaries and (c) all inventories and accounts receivables of the Company, the Eligible Subsidiaries and the Principal Domestic Subsidiaries.
“Revolving Credit Period” means the period from and including the Closing Date to but not including the earlier of the Termination Date and the date of termination of the Commitments.
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or His Majesty’s Treasury of the United Kingdom.
“Sanctioned Country” means, at any time, a country, region or territory that is, or whose government is, subject or target of any comprehensive territorial Sanctions.
“Sanctioned Person” means, at any time, (a) an agency or instrumentality of the government of a Sanctioned Country, (b) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State or by the United Nations Security Council, the European Union or His Majesty’s Treasury of the United Kingdom, (c) any Person located, organized or resident in a Sanctioned Country, (d) any Person controlled or 50% or more owned, directly or indirectly, by one or more such Persons, or (e) any Person that is otherwise the subject or target of Sanctions.
“Senior Officer” means, with respect to any Person, the chief executive officer, the chief operating officer, the president, the chief financial officer, the general counsel, the chief accounting officer or the treasurer of such Person (or in any case persons having substantially similar responsibilities regardless of title).
“Separation” means the separation of Johnson & Johnson’s Consumer Health Business, which is intended to be accomplished through, among other things, the entry by the Company and Johnson & Johnson into a separation agreement and various other agreements described in the Company S-1 under the sections entitled “Agreements to be Entered into in Connection with the Separation” and “Other Agreements with Johnson & Johnson”, which will provide for certain transactions to effect the transfer of the assets and liabilities of the Consumer Health Business to the Company and will result in the separation of the Company from Johnson & Johnson as contemplated therein, as described in the Company S-1 under the section entitled “The Separation and Distribution Transactions—The Separation”.
“Significant Subsidiary” means at any time a Subsidiary that as at that time would be a “significant subsidiary” as defined in Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission as in effect on the date hereof; provided that each Eligible Subsidiary shall always be deemed to be a Significant Subsidiary.
“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.
“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).
“SOFR Administrator’s Website” means the NYFRB’s website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.
“SOFR Rate Day” has the meaning specified in the definition of “Daily Simple SOFR”.
“Solvent” means, as to any Person as of any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair saleable value of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts, including contingent debts, as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities, including contingent debts and liabilities, beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“SPC” has the meaning specified in Section 10.06(h).
“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Federal Reserve Board to which the Administrative Agent is subject with respect to the Adjusted EURIBOR Rate for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D) or any other reserve ratio or analogous requirement of any central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Loans. Such reserve percentage shall include those imposed pursuant to Regulation D. Term Benchmark Loans for which the associated Benchmark is adjusted by reference to the Statutory Reserve Rate (per the related definition of such Benchmark) shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
“Subsidiary” means, as to any Person, any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person; unless otherwise specified, “Subsidiary” means a Subsidiary of the Company.
“Supported QFC” has the meaning assigned to it in Section 10.18.
“Swingline Commitment” means, with respect to each Swingline Lender, the commitment of such Swingline Lender to provide Swingline Loans pursuant to Section 2.17. The Dollar Amount of each initial Swingline Lender’s Swingline Commitment is set forth on Schedule 2.17. The Swingline Commitment of any Swingline Lender may be modified from time to time by agreement between such Swingline Lender and the Company, and notified to the Administrative Agent. The aggregate amount of the Swingline Commitments as of the Closing Date is $500,000,000.
“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be the sum of (a) its Pro Rata Share of the aggregate principal amount of all Swingline Loans outstanding at such time (excluding, in the case of any Lender that is a Swingline Lender, Swingline Loans made by it that are outstanding at such time to the extent that the other Lenders shall not have funded their participations in such Swingline Loans), and (b) in the case of any Lender that is a Swingline Lender, the aggregate principal amount of all Swingline Loans made by such Lender outstanding at such time, less the amount of participations funded by the other Lenders in such Swingline Loans.
“Swingline Lenders” means the Persons listed on Schedule 2.17 and any other Lender that may agree to provide Swingline Loans hereunder as provided in Section 2.17(f) (or in each case, any of its designated branch offices or affiliates), each in its capacity as a lender of Swingline Loans hereunder.
“Swingline Loan” means a Loan made pursuant to Section 2.17. All Swingline Loans shall be denominated in Euros.
“Swingline Sublimit” means, initially, a Dollar Amount equal to $500,000,000; provided that the Swingline Sublimit shall be automatically increased by any increase in Swingline Commitments as may be agreed between any Swingline Lender and the Company, and notified to the Administrative Agent, as set forth in the definition of “Swingline Commitment”.
“Syndication Agent” means Goldman Sachs Bank USA.

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007.
“TARGET Day” means any day on which TARGET2 (or, if such payment system ceases to be operative, such other payment system, if any, determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.
“Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable with respect to any payment by any Obligor pursuant to this Agreement or under any Note, and all liabilities with respect thereto.
“Term Benchmark” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted Term SOFR Rate or the Adjusted EURIBOR Rate.
“Term SOFR Determination Day” has the meaning assigned to it under the definition of Term SOFR Reference Rate.
“Term SOFR Rate” means, with respect to any Term Benchmark Borrowing denominated in Dollars and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator.
“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term Benchmark Borrowing denominated in Dollars and for any tenor comparable to the applicable Interest Period, the rate per annum published by the CME Term SOFR Administrator and identified by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 pm (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then, so long as such day is otherwise a U.S. Government Securities Business Day, the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding U.S. Government Securities Business Day is not more than five (5) U.S. Government Securities Business Days prior to such Term SOFR Determination Day.
“Termination Date” means, as to any Lender, initially March 6, 2028 or, if such day is not a Business Day, the next preceding Business Day, as such date for such Lender may be extended from time to time pursuant to Section 2.22; provided that, notwithstanding the foregoing, if the Guarantee Termination Date has not occurred prior to September 30, 2023, then “Termination Date” means September 30, 2023 for all purposes hereunder.
“Total Outstanding Amount” means, at any time, the aggregate Dollar Amount of all Loans (including Swingline Loans) outstanding at such time plus the aggregate Dollar Amount of the Letter of Credit Liabilities of all Lenders at such time.
“UK Financial Institutions” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“Undisclosed Administration” means, in relation to a Lender or its direct or indirect Parent that is a solvent Person, the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian, or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender or such Parent is subject to home jurisdiction, if applicable law requires that such appointment not be disclosed.
“United States” means the United States of America, including the States and the District of Columbia, but excluding its territories and possessions.
“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“U.S. Special Resolution Regime” has the meaning assigned to it in Section 10.18.
“Voting Equity Interests” of any Person means the equity interests of such Person ordinarily having the power to vote for the election of the directors of such Person.
“Wholly-Owned Consolidated Subsidiary” means any Consolidated Subsidiary all of the shares of capital stock or other ownership interests of which (except for qualifying shares held by directors or foreign nationals in accordance with applicable law) are at the time directly or indirectly owned by the Company or one or more other Wholly-Owned Consolidated Subsidiaries.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
Section 1.02. Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP, applied on a basis consistent (except for changes concurred in by the Company’s independent public accountants) with the most recent audited consolidated financial statements of the Company and its Consolidated Subsidiaries delivered to the Lenders; provided that, (a) all obligations of any Person that are or would have been treated as operating leases for purposes of GAAP prior to the issuance by the Financial Accounting Standards Board on February 25, 2016 of an Accounting Standards Update (the “ASU”) shall continue to be accounted for as operating leases for purposes of this Agreement (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with the ASU (on a prospective or retroactive basis or otherwise) to be treated as capitalized lease obligations in the Company’s financial statements, and (b) if the Company notifies the Administrative Agent that the Company wishes to amend any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent or the Required Lenders, by notice to the Company, shall request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith, and any such amendment, whether requested by the Company, the Administrative Agent or the Required Lenders, shall be negotiated in good faith.
Section 1.03. Types of Borrowing. The term “Borrowing” denotes the aggregation of Loans of one or more Lenders to be made to a single Borrower pursuant to Article 2 on the same date, all of which Loans are of the same type and currency (subject to Article 8) and, except in the case of Base Rate Loans and Swingline Loans, have the same initial Interest Period. Borrowings are classified for purposes of this Agreement by reference to the currency and/or pricing of Loans comprising such Borrowing (e.g., an “Alternative Currency Borrowing” is a Borrowing comprised of Loans denominated in the Alternative Currency).
Section 1.04. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”.

Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law, rule or regulation herein shall, unless otherwise specified, refer to such law, rule or regulation as amended, modified or supplemented from time to time and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
Section 1.05. Interest Rates. The interest rate on a Loan denominated in Dollars or the Alternative Currency may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 8.01(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrowers. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrowers, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.
Section 1.06. Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its equity interests at such time.

ARTICLE 2
THE CREDITS
Section 2.01. Commitments To Lend. (a) During the Revolving Credit Period, each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make Loans denominated in Dollars or in the Alternative Currency to any Borrower pursuant to this Section 2.01(a) from time to time in amounts such that (i) such Lender’s Outstanding Amount shall not exceed the amount of its Commitment and (ii) the Total Outstanding Amount shall not exceed the aggregate amount of the Commitments. Each Borrowing under this Section 2.01(a) shall be (x) in the case of a Dollar-Denominated Borrowing, in a minimum aggregate Dollar Amount of $20,000,000 and any larger multiple of $1,000,000 and (y) in the case of an Alternative Currency Borrowing, in a minimum aggregate Dollar Amount of $5,000,000 and in integral multiples of 500,000 units of the applicable currency and shall be made from the several Lenders ratably in proportion to their respective Available Commitments.
(b)    Within the foregoing limits, any Borrower may borrow under this Section, repay, or to the extent permitted by Section 2.12, prepay Loans and reborrow at any time during the Revolving Credit Period under this Section.
Section 2.02. Notice of Borrowing. Except in the case of a Borrowing of Swingline Loans, requests for which shall be governed by Section 2.17, a Borrower shall give the Applicable Agent notice (a “Notice of Borrowing”) not later than (i) in the case of a Term Benchmark Borrowing denominated in Dollars, 11:00 a.m. (New York City time), on the third U.S. Government Securities Business Day before such Term Benchmark Borrowing, (ii) in the case of the Alternative Currency Borrowing (other than with respect to Swingline Loans), 4:00 p.m. (London time), on the third Business Day before each such Alternative Currency Borrowing; and (iii) in the case of a Base Rate Borrowing, 11:00 a.m. (New York City time) on the date of such Base Rate Borrowing, specifying:
(i)    the date of such Borrowing, which shall be a Business Day;
(ii)    the currency and the aggregate amount in the relevant currency and the Dollar Amount of such Borrowing; provided that if no currency is specified with respect to any requested Borrowing, then the applicable Borrower shall be deemed to have selected Dollars;
(iii)    in the case of Borrowings denominated in Dollars, whether the Loans comprising such Borrowing are to bear interest initially at the Base Rate or the Term SOFR Rate; provided that if none is specified, then the applicable Borrower shall be deemed to have selected Base Rate;
(iv)    in the case of a Term Benchmark Borrowing, the duration of the initial Interest Period applicable thereto, subject to the provisions of the definition of Interest Period; provided that if none is specified, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration; and

(v)    the location from which payments of the principal and interest on such Borrowing will be made, which will comply with the requirements of Section 2.14.
Section 2.03. [Reserved].
Section 2.04. Notice To Lenders; Funding of Loans. (a) Upon receipt of a Notice of Borrowing, the Applicable Agent shall promptly notify each Lender of the contents thereof and of such Lender’s share of such Borrowing and such Notice of Borrowing shall not thereafter be revocable by the applicable Borrower.
(b)    On the date of each Borrowing (other than a Swingline Borrowing), each Lender participating therein shall (except as provided in subsection (c) of this Section):
(1)    if such Borrowing is to be made in Dollars, make available its share of such Borrowing in Dollars not later than 12:00 noon (New York City time), in Federal or other funds immediately available in New York City, to the Administrative Agent at its office specified in or pursuant to Section 10.01; or
(2)    if such Borrowing is to be made in the Alternative Currency, make available its share of such Borrowing in such currency (in such funds as may then be customary for the settlement of international transactions in the Alternative Currency) to the account of the Applicable Agent at such time and place as shall have been notified by the Applicable Agent to the Lenders by at least three Business Days’ notice.
(c)    Unless the Applicable Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Applicable Agent such Lender’s share of such Borrowing, the Applicable Agent may assume that such Lender has made such share available to the Applicable Agent on the date of such Borrowing in accordance with subsection (b) of this Section and the Applicable Agent may, in reliance upon such assumption, make available to the applicable Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such share available to the Applicable Agent, such Lender and the applicable Borrower severally agree to repay to the Applicable Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the applicable Borrower until the date such amount is repaid to the Applicable Agent, at (i) in the case of such Lender, the greater of the applicable Overnight Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the applicable Borrower, the interest rate otherwise applicable thereto in accordance with Section 2.07. If such Lender shall repay to the Applicable Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Loan included in such Borrowing for purposes of this Agreement.
(d)    Each Lender may, at its option, make any Loan available to a Borrower that is organized under the laws of a jurisdiction other than of the United States or a political subdivision thereof or make any Loan that is denominated in the Alternative Currency by causing any foreign or domestic branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of such Borrower to repay such Loan in accordance with the terms of this Agreement.
Section 2.05. Evidence Of Debt. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender by such Borrower from time to time hereunder.
(b)    The Administrative Agent shall maintain accounts in which it shall record (i) the Dollar Amount of each Loan made to a Borrower hereunder, the class, type, currency and the Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
(c)    The entries made in the accounts maintained pursuant to paragraph (a) or (b) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of each Borrower to repay the Lenders in accordance with the terms of this Agreement; provided further that in the event of a conflict between the entries maintained by the Administrative Agent and the Lender, the accounts of the Administrative Agent shall prevail (absent manifest error), and provided further that in the event of a conflict between the Register (maintained pursuant to Section 10.06(f)) and the entries of maintained by the Administrative Agent (maintained pursuant to clause (b) of this Section) the Register shall prevail (absent manifest error).
(d)    Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the applicable Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender, and its registered assigns, substantially in the form of Exhibit A hereto. Thereafter, the Loans evidenced by each such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.06) be represented by one or more promissory notes in such form payable to the payee named therein, and its registered assigns. Each reference in this Agreement to the “Note” of such Lender shall be deemed to refer to and include any or all of such Notes.
Section 2.06. Maturity of Loans. Each Loan (other than a Swingline Loan) shall mature, and the principal amount thereof shall be due and payable, together with accrued interest thereon, on the Termination Date. Each Swingline Loan shall mature, and the principal amount thereof shall be due and payable, together with accrued interest thereon, on the earlier of the Termination Date and the fifth Business Day after such Swingline Loan is made; provided that on each date that a Borrowing is made, the Borrower shall repay all Swingline Loans then outstanding and the proceeds of any such Borrowing shall be applied by the Administrative Agent to repay any Swingline Loans outstanding.
Section 2.07. Interest Rates. (a) Each Base Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Loan is made until it becomes due, at a rate per annum equal to the sum of the Applicable Margin plus the Base Rate for such day. Such interest shall be payable quarterly in arrears on each Interest Payment Date pursuant to clause (a) thereof and, with respect to the principal amount of any Base Rate Loan converted to a Term Benchmark Loan, on each date such Base Rate Loan is so converted.
(b)    Each Swingline Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Loan is made until it becomes due, at a rate per annum equal to the sum of the Applicable Margin plus the Daily Simple ESTR. Such interest shall be payable on each Interest Payment Date pursuant to clause (c) thereof.
(c)    Each Term Benchmark Loan shall bear interest on the outstanding principal amount thereof, for each day during the Interest Period applicable thereto, at a rate per annum equal to the sum of the Applicable Margin plus the Term Benchmark applicable to such Interest Period. Such interest shall be payable for each Interest Period on each Interest Payment Date pursuant to clause (b) thereof.
(d)    Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by any Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to Base Rate Loans as provided in paragraph (a) of this Section.
(e)    The Administrative Agent shall determine each interest rate applicable to the Loans hereunder pursuant to Section 2.16. The Administrative Agent shall give prompt notice to the applicable Borrower and the participating Lenders of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error.
Section 2.08. Fees. (a) Subject to Section 2.20, the Company shall pay to the Administrative Agent for the account of the Lenders ratably a facility fee (the “Facility Fee”), which shall accrue at the Facility Fee Rate (i) from and including the Closing Date to but excluding the date of termination of the Commitments in their entirety, on the average daily aggregate amount of the Commitments (whether used or unused) and (ii) from and including such date of termination to but excluding the date the Loans shall be repaid in their entirety, on the average daily aggregate outstanding principal Dollar Amount of the Loans.
(b)    Subject to Section 2.20, the Company shall pay to the Administrative Agent (i) for the account of the Lenders ratably a letter of credit fee (the “Letter of Credit Fee”) in Dollars accruing daily on the aggregate Dollar Amount of all outstanding Letters of Credit at the Letter of Credit Fee Rate (determined daily in accordance with the Pricing Schedule) and (ii) for the account of each Issuing Lender a letter of credit fronting fee accruing daily on the aggregate Dollar Amount of all Letters of Credit issued by such Issuing Lender at a rate per annum mutually and separately agreed from time to time by the Company and each Issuing Lender; provided that in no event shall such rate be greater than 0.125%. The Company shall also pay to each Issuing Lender for its own account issuance, drawing, amendment and extension charges in the amounts and at the times as agreed between the Company and such Issuing Lender.
(c)    Accrued fees under this Section shall be payable quarterly in arrears on each Quarterly Date and on the date of termination of the Commitments in their entirety (and, in the case of clause (a), if later, the date the Loans shall be repaid in their entirety and, in the case of clause (b), if later, the date on which all Letters of Credit shall have been terminated).
Section 2.09. Optional Termination or Reduction of Commitments. During the Revolving Credit Period, the Company may, upon at least three Business Days’ notice to the Administrative Agent, (i) terminate the Commitments at any time, if no Loans or Letter of Credit Liabilities are outstanding at such time or (ii) ratably reduce from time to time by an aggregate amount of $20,000,000 or a larger multiple of $1,000,000, the aggregate amount of the Commitments in excess of the Total Outstanding Amount.
Section 2.10. Method of Electing Interest Rates. (a) The Loans (other than Swingline Loans) included in each Borrowing shall bear interest initially at the type of rate required for Loans denominated in the currency specified by the applicable Borrower in the applicable Notice of Borrowing, or if multiple types of interest rate options are available for Loans denominated in such specified currency, the type specified by the applicable Borrower in the applicable Notice of Borrowing. Thereafter, the applicable Borrower may from time to time elect to change or continue the type of interest rate borne by each Group of Loans (to the extent that multiple types of interest rates are available for the currency in which such Group of Loans is denominated), as follows:
(i)    if such Loans are Base Rate Loans, the applicable Borrower may elect to convert such Loans to Term Benchmark Loans denominated in Dollars as of any Business Day;
(ii)    if such Loans are Term Benchmark Loans denominated in Dollars, the applicable Borrower may elect to convert such Loans to Base Rate Loans as of any Business Day, or, elect to continue such Loans as Term Benchmark Loans for an additional Interest Period as of any Business Day, subject to Section 2.15 in the case of any such conversion or continuation effective on any day other than the last day of the then current Interest Period applicable to such Loans;
(iii)    if such Loans are Term Benchmark Loans denominated in the Alternative Currency, the applicable Borrower may continue such Loans as Term Benchmark Loans for an additional Interest Period as of any Business Day, subject to Section 2.15 in the case of any such continuation effective on any day other than the last day of the then current Interest Period applicable to such Loans;
Each such election shall be made by delivering a notice (a “Notice of Interest Rate Election”) to the Administrative Agent not later than 11:00 a.m. (New York City time) on the third U.S. Government Securities Business Day before the conversion or continuation selected in such notice is to be effective. A Notice of Interest Rate Election may, if it so specifies, apply to only a portion of the aggregate principal Dollar Amount of the relevant Group of Loans; provided that (i) such portion is allocated ratably among the Loans comprising such Group and (ii) the portion to which such Notice applies, and the remaining portion to which it does not apply, are each (x) in the case of a Dollar-Denominated Borrowing, $20,000,000 or any larger multiple of $1,000,000 and (y) in the case of an Alternative Currency Borrowing, $5,000,000 or an integral multiple of 500,000 units of the applicable currency. If no Notice of Interest Rate Election is timely delivered prior to the end of an Interest Period for (i) any Term Benchmark Loan denominated in Dollars, the applicable Borrower shall be deemed to have elected that all Loans having such Interest Period shall be converted to Base Rate Loans effective as of the last day of such Interest Period and (ii) any Term Benchmark Loan denominated in the Alternative Currency, the applicable Borrower shall be deemed to have elected that all Loans having such Interest Period shall be converted to a one-month Interest Period effective as of the last day of such Interest Period.
(b)    Each Notice of Interest Rate Election shall specify:
(i)    the Group of Loans (or portion thereof) to which such notice applies;
(ii)    the date on which the conversion or continuation selected in such notice is to be effective, which shall comply with the applicable clause of subsection (a) above;
(iii)    if the Loans comprising such Group are to be converted, the new type of Loans and, if the Loans being converted are to be Term Benchmark Loans, the duration of the next succeeding Interest Period applicable thereto; provided that, if at the time such notice is delivered an Event of Default has occurred and is continuing, the duration of the Interest Period with respect to any Term Benchmark Loans to which such notice applies shall be one month; and
(iv)    if such Loans are to be continued as Term Benchmark Loans for an additional Interest Period, the duration of such additional Interest Period; provided that, if at the time such notice is delivered an Event of Default has occurred and is continuing, the duration of the Interest Period with respect to any Term Benchmark Loans to which such notice applies shall be one month.
Each Interest Period specified in a Notice of Interest Rate Election shall comply with the provisions of the definition of Interest Period.
(c)    Upon receipt of a Notice of Interest Rate Election from the applicable Borrower pursuant to subsection (a) above, the Administrative Agent shall promptly notify each Lender of the contents thereof and such notice shall not thereafter be revocable by such Borrower.
(d)    A Borrower shall not be entitled to elect to convert any Loans denominated in Dollars to, or continue any Loans denominated in Dollars for an additional Interest Period as, Term Benchmark Loans, in each case made to it, if a Default shall have occurred and be continuing when such Borrower delivers notice of such election to the Administrative Agent.

(e)    An election by any Borrower to change or continue the rate of interest applicable to any Group of Loans pursuant to this Section shall not constitute a “Borrowing” subject to the provisions of Section 3.02.
(f)    The initial Interest Period for each Group of Alternative Currency Loans that are Term Benchmark Loans shall be specified by the applicable Borrower in the applicable Notice of Borrowing. The applicable Borrower may specify the duration of each subsequent Interest Period applicable to such Group of Loans by delivering to the Administrative Agent, not later than the time set forth in Section 2.02 with respect to the relevant type of Loan before the end of the immediately preceding Interest Period, a notice specifying the Group of Loans to which such notice applies and the duration of such subsequent Interest Period (which shall comply with the provisions of the definition of Interest Period). Such notice may, if it so specifies, apply to only a portion of the aggregate principal amount of the relevant Group of Loans; provided that (i) such portion is allocated ratably among the Loans comprising such Group and (ii) the Dollar Amounts of the portion to which such notice applies, and the remaining portion to which it does not apply, are each at least $5,000,000 and shall be in integral multiples of 500,000 units of the relevant Alternative Currency. If no such notice is timely received by the Administrative Agent before the end of any applicable Interest Period, the applicable Borrower shall be deemed to have elected that the subsequent Interest Period for such Group of Loans shall have a duration of one month (subject to the provisions of the definition of Interest Period).
Section 2.11. Mandatory Termination of Commitments. Unless previously terminated, the Commitments shall terminate on the Termination Date and any Loans then outstanding (together with accrued interest thereon) shall be due and payable on such date.
Section 2.12. Optional Prepayments. (a) Subject to Section 2.15, each Borrower may, (i) upon at least one Business Days’ notice to the Administrative Agent, prepay any Base Rate Borrowing made to it, (ii) upon at least three Business Days’ notice to the Administrative Agent and the Applicable Agent (if different), prepay any Term Benchmark Borrowing made to it, in each case in whole at any time, or from time to time in part in an aggregate Dollar Amount not less than $20,000,000 or in the case of any Loan denominated in Dollars, any larger multiple of $1,000,000, or in the case of any Alternative Currency Loan in an aggregate Dollar Amount not less than $5,000,000 or any larger integral multiple of 500,000 units of the relevant currency, by paying (in the relevant currency) the principal Dollar Amount to be prepaid together with accrued interest thereon to the date of prepayment, or (iii) in the case of prepayment of a Swingline Loan, not later than 8:00 a.m., New York City time, on the date of prepayment. Each such optional prepayment shall be applied to prepay ratably the Loans of the several Lenders included in such Borrowing.
(b)    Upon receipt of a notice of prepayment pursuant to this Section, the Administrative Agent shall promptly notify each Lender of the contents thereof and of such Lender’s ratable share (if any) of such prepayment and such notice shall not thereafter be revocable by the applicable Borrower.
Section 2.13. Determining Dollar Amounts of Alternative Currency Loans; Related Mandatory Prepayments. (a) The Administrative Agent shall determine the Dollar Amount of each Alternative Currency Loan promptly after it receives the related Notice of Borrowing, based on the Exchange Rate on the second Business Day before the date of Borrowing specified in such notice. Thereafter, the Administrative Agent shall redetermine the Dollar Amount of each Alternative Currency Loan on the last Business Day of each calendar month while such Loan remains outstanding, based in each case on the Exchange Rate on such Business Day. The Administrative Agent shall promptly notify the applicable Borrower and the participating Lenders of each Dollar Amount so determined, and its determination thereof shall be conclusive in the absence of manifest error.
(b)    The Administrative Agent shall determine the Dollar Amount of the Letter of Credit Liabilities related to each Letter of Credit promptly after it receives the related Notice of Issuance, based on the Exchange Rate on the third Business Day before the date of issuance specified in such notice. Thereafter, the Administrative Agent shall redetermine the Dollar Amount of each Letter of Credit on the last Business Day of each calendar month while such Letter of Credit remains outstanding, based in each case on the Exchange Rate on such Business Day. The Administrative Agent shall promptly notify the applicable Borrower and the participating Lenders of each Dollar Amount so determined, and its determination thereof shall be conclusive in the absence of manifest error.
(c)    If on any Interest Payment Date for any Borrowing, the Total Outstanding Amount at such time exceeds the aggregate amount of Commitments, the relevant Borrower shall, on such day, prepay Loans included in such Borrowing in an amount equal to the lesser of (x) such excess and (y) the amount of such Borrowing.
(d)    If, on the last Business Day of any calendar month, after any redetermination of the Dollar Amounts pursuant to Section 2.13(a), the Total Outstanding Amount at such time exceeds 105% of the aggregate amount of Commitments, then the Borrowers shall, on the last Business Day of the next calendar month (the “Prepayment Date”), prepay one or more Groups of Borrowings in an aggregate principal amount equal to the excess, if any, of the Total Outstanding Amount as of such Prepayment Date over the then outstanding Commitments.
Section 2.14. General Provisions as to Payments. (a) Each Borrower shall make each payment of principal of, and interest on, the Loans and Letter of Credit Liabilities denominated in Dollars and of fees hereunder, not later than 12:00 noon (New York City time) on the date when due, in Federal or other funds immediately available in New York City, without defense, set-off or counterclaim and free of any restriction or condition, to the Administrative Agent at its address referred to in Section 10.01. Each Borrower shall make each payment of principal of, and interest on, the Alternative Currency Loans and Letter of Credit Liabilities denominated in the Alternative Currency in the relevant currency in such funds as may then be customary for the settlement of international transactions in such currency, to such account and at such time and at such place as shall have been notified by the Applicable Agent to such Borrower and the Lenders by at least three Business Days’ notice. The applicable Borrower may specify in any notice delivered to the Administrative Agent and the Applicable Agent with respect to the Alternative Currency, one or more locations from which such Borrower may make payments of principal or of interest on any Alternative Currency Loan denominated in such currency; provided that the Administrative Agent approves such location (such approval not to be unreasonably withheld, conditioned or delayed).

The Applicable Agent will promptly distribute to each Lender its ratable share of each such payment received by the Administrative Agent for the account of the Lenders. Whenever any payment of principal of, or interest on, the Base Rate Loans, Letter of Credit Liabilities denominated in Dollars or of fees shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day. Whenever any payment of principal of, or interest on, any Loans (other than Base Rate Loans) shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding Business Day. Whenever any payment of principal of or interest on Letter of Credit Liabilities denominated in the Alternative Currency shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.
(b)    Unless the Administrative Agent shall have received notice from a Borrower prior to the date on which any payment is due to the Lenders hereunder that such Borrower will not make such payment in full, the Administrative Agent may assume that such Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent that such Borrower shall not have so made such payment, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from and including the date such amount is distributed to such Lender to but excluding the date such Lender repays such amount to the Administrative Agent, at the applicable Overnight Rate.
Section 2.15. Funding Losses. With respect to Loans that are not Base Rate Loans or Swingline Loans, if a Borrower makes any payment of principal with respect to any such Loan, any such Loan is converted (pursuant to Article 2, 6 or 8 or otherwise) or continued on any day other than the last day of an Interest Period applicable thereto, or the last day of an applicable period fixed pursuant to Section 2.07(c), or if any Alternative Currency Loan is converted to a Loan denominated in Dollars pursuant to Article 8, or if a Borrower fails to borrow, prepay, convert or continue any such Loans after notice has been given to any Lender in accordance with Section 2.04(a), 2.12(a) or Section 2.10, respectively, such Borrower shall reimburse each Lender within 15 days after demand for any resulting loss or expense incurred by it (or by an existing or prospective Participant in the related Loan), including (without limitation) any loss incurred in obtaining, liquidating or employing deposits from third parties, but excluding loss of margin for the period after any such prepayment or conversion or continuation or failure to borrow, prepay, convert or continue; provided that such Lender shall have delivered to such Borrower and the Administrative Agent a certificate as to the amount of such loss or expense and setting forth the calculation thereof in reasonable detail, which certificate shall be conclusive in the absence of manifest error.
Section 2.16. Computation of Interest and Fees. Interest (i) based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and (ii) for Swingline Borrowings shall be computed on the basis of a year of 365 days, and, in each case, paid for the actual number of days elapsed (including the first day but excluding the last day). All other interest and fees shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day); provided that if the Administrative Agent reasonably determines that a different basis of computation is the market convention for a particular Alternative Currency, such different basis shall be used.
Section 2.17. Swingline Loans. (a) Subject to the terms and conditions set forth herein, from time to time during the Revolving Credit Period, each Swingline Lender severally agrees to make Swingline Loans in the Alternative Currency to the Company in an aggregate principal amount at any time outstanding that will not result in (i) the Total Outstanding Amount exceeding the aggregate amount of the Commitments, (ii) the aggregate Dollar Amount of Swingline Loans exceeding the Swingline Sublimit, (iii) the aggregate principal amount of outstanding Swingline Loans made by such Swingline Lender exceeding such Swingline Lender’s Swingline Commitment or (iv) any Lender’s Outstanding Amount exceeding the amount of its Commitment; provided that a Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Company may borrow, prepay and reborrow Swingline Loans.
(b)    To request a Swingline Loan, the Company shall submit a written notice to the Administrative Agent by telecopy or electronic mail not later than 6:00 a.m., New York City time, on the day of a proposed Swingline Loan. Each such notice shall be in a form approved by the Administrative Agent, shall be irrevocable and shall specify the requested date (which shall be a Business Day), the amount of the requested Swingline Loan and the applicable Swingline Lender to make such Swingline Loan. The Administrative Agent will promptly advise such Swingline Lender of any such notice received from the Company. The applicable Swingline Lender shall make the requested Swingline Loan available to the Company by means of a credit to an account of the Company with the Administrative Agent designated for such purpose on the requested date of such Swingline Loan.
(c)    Any Swingline Lender may by written notice given to the Administrative Agent require the Lenders to acquire participations in all or a portion of its Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Lender, specifying in such notice such Lender’s Pro Rata Share of such Swingline Loans. Each Lender hereby absolutely and unconditionally agrees, promptly upon receipt of such notice from the Administrative Agent (and in any event, if such notice is received by 12:00 noon, New York City time, on a Business Day no later than 5:00 p.m. New York City time on such Business Day and if received after 12:00 noon, New York City time, on a Business Day shall mean no later than 10:00 a.m. New York City time on the immediately succeeding Business Day), to pay to the Administrative Agent, for the account of such Swingline Lenders, such Lender’s Pro Rata Share of such Swingline Loans. Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.04 with respect to Loans made by such Lender (and Section 2.04 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to such Swingline Lenders the amounts so received by it from the Lenders. The Administrative Agent shall notify the Company of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to such Swingline Lenders. Any amounts received by a Swingline Lender from the Company (or other party on behalf of the Company) in respect of a Swingline Loan after receipt by such Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to such Swingline Lenders, as their interests may appear; provided that any such payment so remitted shall be repaid to such Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Company of any default in the payment thereof.
(d)    Any Swingline Lender may be replaced at any time by written agreement among the Company, the Administrative Agent, the replaced Swingline Lender and the successor Swingline Lender. The Administrative Agent shall notify the Lenders of any such replacement of a Swingline Lender. At the time any such replacement shall become effective, the Borrower shall pay all unpaid interest accrued for the account of the replaced Swingline Lender pursuant to Section 2.07(b). From and after the effective date of any such replacement, (x) the successor Swingline Lender shall have all the rights and obligations of the replaced Swingline Lender under this Agreement with respect to Swingline Loans made thereafter and (y) references herein to the term “Swingline Lender” shall be deemed to refer to such successor or to any previous Swingline Lender, or to such successor and all previous Swingline Lenders, as the context shall require. After the replacement of a Swingline Lender hereunder, the replaced Swingline Lender shall remain a party hereto and shall continue to have all the rights and obligations of a Swingline Lender under this Agreement with respect to Swingline Loans made by it prior to its replacement, but shall not be required to make additional Swingline Loans.
(e)    Subject to the appointment and acceptance of a successor Swingline Lender (which successor shall be subject to the consent of the Company (not to be unreasonably withheld, conditioned or delayed)), any Swingline Lender may resign as a Swingline Lender at any time upon thirty days’ prior written notice to the Administrative Agent, the Company and the Lenders, in which case, such Swingline Lender shall be replaced in accordance with Section 2.17(d) above; provided that the appointment and acceptance of a successor Swingline Lender shall not be subject to the consent of the Company in the event that such resigning Swingline Lender is resigning in connection with its (or its affiliate’s) resignation as the Administrative Agent pursuant to Section 7.07.
(f)    From time to time, the Company may, with the consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed) and by notice to the Lenders, designate as additional Swingline Lenders one or more Lenders that agree to serve in such capacity as provided below. The acceptance by a Lender of any appointment as a Swingline Lender hereunder shall be evidenced by an instrument, which shall be in a form reasonably satisfactory to the Company, such Lender and the Administrative Agent, shall set forth the Swingline Commitment of such Lender and shall be executed by such Lender, the Company and the Administrative Agent and, from and after the effective date of such agreement (i) such Lender shall have all the rights and obligations of a Swingline Lender under this Agreement and (ii) references herein to the term “Swingline Lender” shall be deemed to include such Lender in its capacity as a Swingline Lender.
Section 2.18. Regulation D Compensation.
(a)    Each Lender may require each Borrower to pay, contemporaneously with each payment of interest on the Term Benchmark Loans, additional interest on the related Term Benchmark Loan of such Lender at a rate per annum determined by such Lender up to but not exceeding the excess of (i) (A) the applicable Term Benchmark multiplied by (B) Statutory Reserve Rate over (ii) the applicable Term Benchmark. Any Lender wishing to require payment of such additional interest (x) shall so notify such Borrower and the Administrative Agent, in which case such additional interest on the Term Benchmark Loans of such Lender shall be payable to such Lender at the place indicated in such notice with respect to each Interest Period commencing at least three Business Days after the giving of such notice and (y) shall notify such Borrower at least five Business Days prior to each date on which interest is payable on the Term Benchmark Loans of the amount then due it under this Section.
(b)    If and so long as any Lender is required to comply with reserve assets, liquidity, cash margin or other requirements of any monetary or other authority (including any such requirement imposed by the European Central Bank or the European System of Central Banks, but excluding requirements referred to in subsection (a) above) in respect of any of such Lender’s Term Benchmark Loans, such Lender may require each Borrower to pay, contemporaneously with each payment of interest on each of such Lender’s Term Benchmark Loans subject to such requirements, additional interest on such Loan at a rate per annum specified by such Lender to be the cost to such Lender of complying with such requirements in relation to such Loan up to but not exceeding the excess of (i) (A) the applicable Term Benchmark multiplied by (B) the Statutory Reserve Rate over (ii) the applicable Term Benchmark. Any Lender wishing to require payment of such additional interest (x) shall so notify such Borrower and the Administrative Agent, in which case such additional interest on the Term Benchmark Loans of such Lender shall be payable to such Lender at the place indicated in such notice with respect to each Interest Period commencing at least three Business Days after the giving of such notice and (y) shall notify such Borrower at least five Business Days prior to each date on which interest is payable on the Term Benchmark Loans of the amount then due it under this Section.
(c)    Any additional interest owed pursuant to subsection (a) or (b) above shall be determined by the relevant Lender, which determination shall be conclusive and binding for all purposes except in the case of manifest error, and notified to each Borrower (with a copy to the Administrative Agent) at least five Business Days before each date on which interest is payable for the relevant Loan, and such additional interest so notified to such Borrower by such Lender shall be payable to the Administrative Agent for the account of such Lender on each date on which interest is payable for such Loan.

Section 2.19. Letters of Credit. (a) Subject to the terms and conditions hereof, each Issuing Lender agrees to issue Letters of Credit hereunder denominated in Dollars or in the Alternative Currency from time to time until the tenth day prior to the Termination Date upon the request of the Company for its account or the account of any Subsidiary; provided that, immediately after each Letter of Credit is issued (i) the Total Outstanding Amount shall not exceed the aggregate amount of the Commitments, (ii) the aggregate Dollar Amount of Letter of Credit Liabilities shall not exceed the Letter of Credit Sublimit, (iii) the sum of (x) the aggregate undrawn amount of all outstanding Letters of Credit issued by any Issuing Lender plus (y) the aggregate amount of all Letter of Credit Disbursements made by such Issuing Lender that have not yet been reimbursed by or on behalf of the Borrowers at such time shall not exceed such Issuing Lender’s Letter of Credit Commitment and (iv) any Lender’s Outstanding Amount exceeding the amount of its Commitment; provided, further, that any Issuing Lender may agree, in its sole discretion, to issue Letters of Credit in excess of its Letter of Credit Commitment, so long as after giving effect to such issuance, clauses (i), (ii) and (iv) of the immediately preceding proviso are satisfied. Upon the date of issuance by any Issuing Lender of a Letter of Credit, such Issuing Lender shall be deemed, without further action by any party hereto, to have sold to each Lender, and each Lender shall be deemed, without further action by any party hereto, to have purchased from such Issuing Lender, a participation in such Letter of Credit and the related Letter of Credit Liabilities in the proportion their respective Commitments bear to the aggregate Commitments.
(b)    The Company shall give the applicable Issuing Lender notice at least (i) five Business Days prior to the requested issuance of a Letter of Credit denominated in the Alternative Currency and (ii) three Business Days prior to the requested issuance of a Letter of Credit denominated in Dollars specifying the date such Letter of Credit is to be issued, and describing the terms of such Letter of Credit, the nature of the transactions to be supported thereby and the proposed currency of such Letter of Credit (such notice, including any such notice given in connection with the extension of a Letter of Credit, a “Notice of Issuance”). Upon receipt of a Notice of Issuance, the applicable Issuing Lender shall promptly notify the Administrative Agent, and the Administrative Agent shall promptly notify each Lender of the contents thereof and of the amount of such Lender’s participation in such Letter of Credit. The issuance by any Issuing Lender of any Letter of Credit shall, in addition to the conditions precedent set forth in Article 3, be subject to the conditions precedent that such Letter of Credit shall be in such form and contain such terms as shall be satisfactory to the applicable Issuing Lender and that the Company shall have executed and delivered such other instruments and agreements relating to such Letter of Credit as the applicable Issuing Lender shall have reasonably requested. The extension or renewal of any Letter of Credit shall be deemed to be an issuance of such Letter of Credit, and if any Letter of Credit contains a provision pursuant to which it is deemed to be extended unless notice of termination is given by the applicable Issuing Lender, the Company shall not be required to make a specific request to the relevant Issuing Lender for any such extension. Notwithstanding anything to the contrary in this Agreement, no Issuing Lender shall be under any obligation to issue, renew, amend or extend any Letter of Credit if: (i) any order, judgment or decree of any Governmental Authority shall by its terms purport to enjoin or restrain the Issuing Lender from issuing, renewing, amending or extending the Letter of Credit, or any law, rule, regulation or treaty applicable to the Issuing Lender or any request or directive (whether or not having the force of law) from any Governmental

Authority with jurisdiction over the Issuing Lender shall prohibit, or request that the Issuing Lender refrain from, the issuance, renewal, amendment or extension of letters of credit generally or the Letter of Credit in particular; (ii) any Change in Law shall impose upon the Issuing Lender with respect to the Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Lender is not otherwise compensated hereunder) not in effect on the Closing Date, (iii) the Issuing Lender does not as of the issuance date of the requested Letter of Credit issue, renew, amend or extend Letters of Credit in the requested currency, or (iv) the proceeds of such Letter of Credit would be made available to any Person (x) to fund any activity or business of or with any Sanctioned Person, or in any country or territory that, at the time of such funding, is the subject of any Sanctions or (y) in any manner that would result in a violation of any Sanctions by any party to this Agreement. Notwithstanding anything to the contrary contained in this Agreement, no Issuing Lender shall be required to issue any Letters of Credit other than a standby Letter of Credit without its consent.
(c)    Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Termination Date; provided that any Letter of Credit with a one-year tenor may provide for the automatic renewal thereof for additional one-year periods (which renewal or extension may not result in an expiration date later than that set forth in clause (ii) above).
(d)    Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable Issuing Lender shall examine drawing documents within the period stipulated by terms and conditions of Letter of Credit. After such examination and provided drawing documents are compliant such Issuing Lender shall notify the Administrative Agent and the Administrative Agent shall promptly notify the Company and each other Lender as to the amount to be paid as a result of such demand or drawing and the payment date. The Company shall be irrevocably and unconditionally obligated forthwith to reimburse the applicable Issuing Lender for any amounts paid by such Issuing Lender upon any drawing under any Letter of Credit, in the currency of such payment (a “Reimbursement Obligation”) without presentment, demand, protest or other formalities of any kind. All such amounts paid by any Issuing Lender and remaining unpaid by the Company shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 2% plus (i) if such amount is denominated in Dollars, the sum of the Applicable Margin for Base Rate Loans plus the Base Rate for such day, (ii) if such amount is denominated in the Alternative Currency, the sum of the Applicable Margin for the Alternative Currency plus the applicable Overnight Rate. In addition, each Lender will pay to the Administrative Agent, for the account of the applicable Issuing Lender, immediately upon such Issuing Lender’s demand at any time during the period commencing after such drawing until reimbursement therefor in full by the Company, an amount equal to such Lender’s ratable share of such drawing (in proportion to its participation therein), together with interest on such amount for each day from the date of the applicable Issuing Lender’s demand for such payment (or, if such demand is made after 12:00 noon (New York City time) on such date, from the next succeeding Business Day) to the date of payment by such Lender of such amount at a rate of interest per annum equal to the applicable Overnight Rate. The applicable Issuing Lender will pay to each Lender ratably all amounts received from the Company for application in payment of its reimbursement obligations in respect of any Letter of Credit, but only to the extent such Lender has made payment to the Issuing Lender in respect of such Letter of Credit pursuant hereto.
(e)    The obligations of the Company under Section 2.19(d) above shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including without limitation the following circumstances:
(i)    the use which may be made of any Letter of Credit by, or any acts or omission of, a beneficiary of any Letter of Credit (or any Person for whom the beneficiary may be acting);
(ii)    the existence of any claim, set-off, defense or other rights that the Company may have at any time against a beneficiary of a Letter of Credit (or any Person for whom the beneficiary may be acting), the Lenders (including each Issuing Lender) or any other Person, whether in connection with this Agreement or the Letter of Credit or any document related hereto or thereto or any unrelated transaction;
(iii)    any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein;
(iv)    any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect whatsoever;
(v)    payment under a Letter of Credit to the beneficiary of such Letter of Credit against presentation to the applicable Issuing Lender of a draft or certificate that does not comply with the terms of the Letter of Credit; or
(vi)    any other act or omission to act or delay of any kind by any Lender (including each Issuing Lender), the Administrative Agent or any other Person or any other event or circumstance whatsoever that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Company’s obligations hereunder.
(f)    The Company hereby indemnifies and holds harmless each Lender (including each Issuing Lender) and the Administrative Agent from and against any and all claims, damages, losses, liabilities, costs or expenses which such Lender or the Administrative Agent may incur (including, without limitation, any claims, damages, losses, liabilities, costs or expenses which any Issuing Lender may incur by reason of or in connection with the failure of any other Lender to fulfill or comply with its obligations to such Issuing Lender hereunder (but nothing herein contained shall affect any rights the Company may have against such defaulting Lender)), and none of the Lenders (including each Issuing Lender) nor the Administrative Agent nor any of their officers or directors or employees or agents shall be liable or responsible, by reason of or in connection with the execution and delivery or transfer of or payment or failure to pay under any

Letter of Credit, including without limitation any of the circumstances enumerated in Section 2.19(e) above, as well as (i) any error, omission, interruption or delay in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, (ii) any loss or delay in the transmission of any document required in order to make a drawing under a Letter of Credit, and (iii) any consequences arising from causes beyond the control of any Issuing Lender, including without limitation any government acts, or any other circumstances whatsoever in making or failing to make payment under such Letter of Credit; provided that the Company shall not be required to indemnify any Issuing Lender for any claims, damages, losses, liabilities, costs or expenses, and the Company shall have a claim for direct (but not consequential) damage suffered by it, (1) to the extent found by a court of competent jurisdiction by final and nonappealable judgment to have been caused by (x) the willful misconduct or gross negligence of the applicable Issuing Lender in determining whether a request presented under any Letter of Credit complied with the terms of such Letter of Credit, (y) the applicable Issuing Lender’s failure to pay under any Letter of Credit after the presentation to it of a request strictly complying with the terms and conditions of the Letter of Credit and (z) a material breach in bad faith of this Agreement or any Letter of Credit by the applicable Issuing Lender and (2) disputes solely among Indemnitees not arising from or in connection with any act or omission by the Company or any of its affiliates (other than any proceedings against an Issuing Lender, Joint Arranger or the Administrative Agent in exercising its role as such under this Agreement). Nothing in this Section 2.19(f) is intended to limit the obligations of the Company under any other provision of this Agreement. To the extent the Company does not indemnify an Issuing Lender as required by this subsection, the Lenders agree to do so ratably in accordance with their Commitments.
(g)    If any Event of Default shall occur and be continuing, on the day that the Company receives notice from the Administrative Agent or the Required Lenders demanding the deposit of Cash Collateral pursuant to this paragraph, the Company shall Cash Collateralize an amount in cash in the relevant currency equal to the Letter of Credit Liabilities as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Company described in clause (g) or clause (h) of Section 6.01. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Company under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Company’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the applicable Issuing Lender for Letter of Credit Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Company for the Letter of Credit Liabilities at such time or, if the maturity of the Loans has been accelerated, be applied to satisfy other obligations of the Company under this Agreement. If the Company is required to provide an amount of Cash Collateral hereunder as a result of the occurrence and continuance of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Company within three Business Days after all Events of Default have been cured or waived.
(h)    From time to time, the Company may, with the consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed) and by notice to the Lenders, designate as additional Issuing Lenders one or more Lenders that agree to serve in such capacity as provided below. The acceptance by a Lender of any appointment as an Issuing Lender hereunder shall be evidenced by an instrument, which shall be in a form reasonably satisfactory to the Company, such Lender and the Administrative Agent, shall set forth the Letter of Credit Commitment of such Lender and shall be executed by such Lender, the Company and the Administrative Agent and, from and after the effective date of such agreement (i) such Lender shall have all the rights and obligations of an Issuing Lender under this Agreement and (ii) references herein to the term “Issuing Lender” shall be deemed to include such Lender in its capacity as an Issuing Lender.
Section 2.20. Defaulting Lenders. (a) Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
(i)    Facility Fees shall cease to accrue, or to be payable by the Company, on the Commitment of such Defaulting Lender pursuant to Section 2.08(a) for the account of such Defaulting Lender or otherwise;
(ii)    the Commitment or Outstanding Amount of such Defaulting Lender shall not be included in determining whether any Lender, the Required Lenders or all Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 10.05); provided, however, that this clause (ii) shall not (subject to Section 10.05) apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification specifically requiring the consent of such Lender or each Lender affected thereby (and in circumstances where the consent of “all Lenders” is required, such Defaulting Lender’s vote shall not be included except (A) such Defaulting Lender’s Commitment may not be increased or extended without its consent and (B) the principal amount of, or interest or fees payable on, Loans or Letter of Credit Borrowings may not be reduced or excused or the scheduled date of payment may not be postponed as to such Defaulting Lender without such Defaulting Lender’s consent); and
(iii)    if any Swingline Exposure or Letter of Credit Liabilities exist at the time such Lender becomes a Defaulting Lender then:
(A)    all or any part of the Swingline Exposure and Letter of Credit Liabilities of such Defaulting Lender (other than, in the case of a Defaulting Lender that is a Swingline Lender, the portion of such Swingline Exposure referred to in clause (b) of the definition of such term) shall be reallocated among the non-Defaulting Lenders in accordance with their respective Pro Rata Shares but only to the extent that after giving effect to such reallocation the Outstanding Amount of each non-Defaulting Lender does not exceed such Lender’s Commitment;

(B)    if the reallocation described in clause (A) above cannot, or can only partially, be effected, the Company shall within three Business Days following notice by the Administrative Agent (x) first, prepay such Swingline Exposure and (y) second, Cash Collateralize for the benefit of the Issuing Lenders only the Company’s obligations corresponding to such Defaulting Lender’s Letter of Credit Liabilities (after giving effect to any partial reallocation pursuant to clause (A) above) in accordance with the procedures set forth in Section 2.19(g) for so long as such Letter of Credit Liabilities are outstanding;
(C)    if the Company Cash Collateralizes any portion of such Defaulting Lender’s Letter of Credit Liabilities pursuant to clause (B) above, the Company shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.08(b) with respect to such Defaulting Lender’s Letter of Credit Liabilities during the period such Defaulting Lender’s Letter of Credit Liabilities are Cash Collateralized;
(D)    if the Letter of Credit Liabilities of the non-Defaulting Lenders are reallocated pursuant to clause (A) above, then the fees payable to the Lenders pursuant to Section 2.08(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Pro Rata Shares; and
(E)    if all or any portion of such Defaulting Lender’s Letter of Credit Liabilities are neither reallocated nor Cash Collateralized pursuant to Section 2.20(a)(iii)(A) or Section 2.20(a)(iii)(B) above, then, without prejudice to any rights or remedies of any Issuing Lender or any other Lender hereunder, all Letter of Credit Fees payable under Section 2.08(b) with respect to such Defaulting Lender’s Letter of Credit Liabilities shall be payable to the Issuing Lenders until and to the extent that such Letter of Credit Liabilities is reallocated and/or Cash Collateralized; and
(iv)    any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 6.03 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.04 shall be applied, in lieu of being distributed to such Defaulting Lender, at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Swingline Lender or Issuing Lender hereunder; third, to Cash Collateralize the Issuing Lenders’ Letter of Credit Liabilities with respect to such Defaulting Lender in accordance with this Section; fourth, as any Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Company, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this

Agreement and (y) Cash Collateralize the Issuing Lenders’ future Letter of Credit Liabilities with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with this Section; sixth, to the payment of any amounts owing to the Lenders, the Swingline Lenders or the Issuing Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any Swingline Lender or any Issuing Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to any Borrower as a result of any judgment of a court of competent jurisdiction obtained by such Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or Letter of Credit Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 3.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and Letter of Credit Disbursements owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Letter of Credit Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in the Borrower’s obligations corresponding to such Defaulting Lender’s Letter of Credit Liabilities and Swingline Loans are held by the Lenders pro rata in accordance with the Commitments without giving effect to clause (iii) above. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(b)    So long as any Lender is a Defaulting Lender, no Swingline Lenders shall be required to fund any Swingline Loan and no Issuing Lender shall be required to issue, amend or increase any Letter of Credit, unless it is satisfied (i) that the Defaulting Lender’s related exposure and its then outstanding Letter of Credit Liabilities will be 100% covered in accordance with the terms of this Agreement by the Commitments of the non-Defaulting Lenders and/or Cash Collateral will be provided by the Company in accordance with Section 2.20(a)(iii), and Swingline Exposure related to any newly made Swingline Loan or participating interests in any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.20(a)(iii)(A) (and such Defaulting Lender shall not participate therein).
(c)    If (i) a Bankruptcy Event or a Bail-In Action with respect to a Lender Parent shall occur following the date hereof and for so long as such event shall continue or (ii) any Swingline Lender or Issuing Lender has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, no Swingline Lender shall be required to fund any Swingline Loan and no Issuing Lender shall be required to issue, amend or increase any Letter of Credit, unless the Swingline Lenders or the Issuing Lenders, as the case may be, shall have entered into arrangements with the Company or such Lender, satisfactory to each Swingline Lender or Issuing Lender, as the case may be, to defease any risk to it in respect of such Lender hereunder.
(d)    In the event that the Administrative Agent, the Company, each Swingline Lender and each Issuing Lender agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and Letter of Credit Liabilities of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Pro Rata Share.
Section 2.21. Incremental Increase in Commitments. (a) At any time, if no Default or Event of Default shall have occurred and be continuing, the Company may, if it so elects but subject to due authorization by all necessary corporate action, increase the aggregate amount of the Commitments (the “Incremental Commitments”), either by designating one or more financial institutions not theretofore Lenders to become a Lender (such designation to be effective only with the prior written consent of the Administrative Agent, each Swingline Lender and each Issuing Lender, which consent will not be unreasonably withheld or delayed), or by agreeing with one or more existing Lenders that such Lender’s Commitment shall be increased. The Incremental Commitments shall be treated as Commitments for all purposes under this Agreement, except as specifically addressed herein. No Lender shall be obligated to make any Incremental Commitment unless it shall elect to do so in its sole and absolute discretion in response to the Company’s request.
(b)    Upon execution and delivery by the Company and such Lender or other financial institution of an instrument (the “Incremental Commitment Notice”) in form reasonably satisfactory to the Administrative Agent (which instrument shall specify the amount of each Commitment), such existing Lender shall have a Commitment as therein set forth or such other financial institution shall become a Lender with a Commitment as therein set forth and all the rights and obligations of a Lender with such a Commitment hereunder; provided that:
(i)    the Company shall provide prompt notice of such increase to the Administrative Agent, who shall promptly notify the Lenders;
(ii)    the amount of such Incremental Commitment, together with all other increases in the aggregate amount of the Commitments pursuant to this Section 2.21 since the date of this Agreement, shall not exceed $800,000,000;
(iii)    the Letter of Credit Sublimit shall be increased by an amount which bears the same ratio to the Increased Commitments as the Letter of Credit Sublimit bears to the aggregate Commitments then existing; provided that no Issuing Lender’s then-existing Letter of Credit Commitment shall be increased without its written consent; and
(iv)    the Swingline Sublimit shall be increased by an amount which bears the same ratio to the Increased Commitments as the Swingline Sublimit bears to the aggregate Commitments then existing; provided that no Swingline Lender’s then-existing Swingline Commitment shall be increased without its written consent.

Section 2.22. Termination Date Extension. (a) The Company may, by notice to the Administrative Agent given not less than 30 days prior to an anniversary of the Closing Date, request that the Lenders extend the Termination Date for an additional one-year period, in each such case; provided that (i) the Company shall not be permitted to request any such extension more than twice during the term of this Agreement, (ii) in no event shall such request be made more than once in any calendar year and (iii) after giving effect to any such extension, in no event shall the remaining maturity of any Commitments or Loans hereunder exceed five years. Upon receipt of any such notice the Administrative Agent shall promptly notify each Lender thereof. Each Lender shall respond to such request in writing within 20 calendar days after such request and any failure of a Lender to respond shall be deemed to be a denial of such request. If the Required Lenders agree to such extension, the Termination Date shall be extended to the date that is one year after the Termination Date then in effect subject, with respect to each Non-Extending Lender, to the provisions of Section 2.22(b); provided that, any such extension shall become effective on the applicable anniversary date of the Closing Date.
(b)    If any Lender does not consent to any extension request pursuant to Section 2.22(a) (a “Non-Extending Lender”) but the Required Lenders agree to such extension (each such Lender, an “Extending Lender”), then (i) the Termination Date for each Extending Lender shall be extended to the date specified in the Company’s extension request and (ii) the Commitments of each Non-Extending Lender shall, subject to the terms of Section 8.06, continue until the Termination Date for such Non-Extending Lender in effect prior to such extension.
(c)    Notwithstanding the terms of Section 10.05, the Company and the Administrative Agent shall be entitled to enter into any amendments to this Agreement that the Administrative Agent believes are necessary to appropriately reflect, or provide for the integration of, any extension of a Termination Date pursuant to this Section 2.22.
ARTICLE 3
CONDITIONS
Section 3.01. Closing. The closing hereunder shall occur upon receipt by the Administrative Agent of the following documents, each dated the Closing Date unless otherwise indicated:
(a)    either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent that such party has signed a counterpart of this Agreement;
(b)    an opinion of Cravath, Swaine & Moore LLP, counsel for the Obligors, and an opinion of Gordon Rees Scully Mansukhani, LLP, New Jersey counsel for the Obligors, each in form and substance reasonably satisfactory to the Administrative Agent;
(c)    all fees and other amounts due and payable on or prior to the Closing Date, including reimbursement or payment of all reasonable and documented out-of-pocket expenses to be reimbursed or paid by the Company for which invoices have been presented on or prior to the date that is three Business Days prior to the Closing Date (or such later date as the Company may agree in its sole discretion);
(d)    all documents the Administrative Agent may reasonably request relating to the existence of each of the Company and Johnson & Johnson, the corporate authority for and the validity of the execution and delivery of this Agreement and the Notes, all in form and substance satisfactory to the Administrative Agent;
(e)    a certificate of an authorized officer of the Company certifying that (A) the representations and warranties of the Company contained in this Agreement are true in all material respects on and as of the Closing Date (except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties were true, correct and complete in all material respects on and as of such earlier date; provided that if any such representation or warranty is qualified by “materially”, “Material Adverse Effect” or a similar term, such representation and warranty (as so qualified) shall be true and correct in all respects) and (B) no Default has occurred and/or is continuing on the Closing Date or would or will exist immediately after giving effect to the consummation of the transactions to be consummated on the Closing Date;
(f)    at least five days prior to the Closing Date, all documentation and other information for the Lenders required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, to the extent such documentation and other information has been requested by the Lenders at least ten days prior to the Closing Date; and
(g)    to the extent the Company or any Eligible Subsidiary on the Closing Date qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least five days prior to the Closing Date, any Lender that has requested in a written notice to the Company delivered at least 10 days prior to the Closing Date, a Beneficial Ownership Certification in relation to the Company or such Eligible Subsidiary shall have received such Beneficial Ownership Certification (provided that, upon the execution and delivery by such Lender of its signature page to this Agreement, the condition set forth in this clause (g) shall be deemed to be satisfied).
The Administrative Agent shall promptly notify the Company and the Lenders of the Closing Date, and such notice shall be conclusive and binding on all parties hereto.
Section 3.02. Borrowings and Issuances of Letters of Credit. The obligation of any Lender to make a Loan on the occasion of any Borrowing and the obligation of any Issuing Lender to issue (or renew or extend the term of) any Letter of Credit is subject to the satisfaction (or waiver) of the following conditions:
(a)    receipt by the Administrative Agent of a Notice of Borrowing as required by Section 2.02 or a notice for a Swingline Loan pursuant to Section 2.17, or receipt by the applicable Issuing Lender of a Notice of Issuance as required by Section 2.19, as the case may be;

(b)    the fact that, immediately after such Borrowing or issuance of such Letter of Credit (i) the Total Outstanding Amount will not exceed the aggregate amount of the Commitments, (ii) the aggregate amount of Letter of Credit Liabilities will not exceed the Letter of Credit Sublimit, (iii) the aggregate amount of outstanding Swingline Loans will not exceed the Swingline Sublimit, (iv) the aggregate principal amount of outstanding Swingline Loans made by such Swingline Lender exceeding such Swingline Lender’s Swingline Commitment, and (v) the sum of (x) the aggregate undrawn amount of all outstanding Letters of Credit issued by any Issuing Lender plus (y) the aggregate amount of all Letter of Credit Disbursements made by such Issuing Lender that have not yet been reimbursed by or on behalf of the Borrowers at such time shall not exceed such Issuing Lender’s Letter of Credit Commitment; provided that any Issuing Lender may agree, in its sole discretion, to issue Letters of Credit in excess of its Letter of Credit Commitment, so long as after giving effect to such issuance, clauses (i), (ii), (iii) and (iv) of the immediately preceding proviso are satisfied;
(c)    the fact that, immediately before and after such Borrowing or issuance of such Letter of Credit, no Default shall have occurred and be continuing;
(d)    the fact that the representations and warranties of the Company and, prior to the Guarantee Termination Date, Johnson & Johnson (and, in the case of a Borrowing or an issuance of a Letter of Credit by an Eligible Subsidiary, of such Eligible Subsidiary) contained in this Agreement (other than the representations and warranties in Sections 4.04(b) and 4.05) shall be true in all material respects on and as of the date of such Borrowing or issuance of such Letter of Credit (except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true, correct and complete in all material respects on and as of such earlier date; provided that if any such representation or warranty is qualified by “materially”, “Material Adverse Effect” or a similar term, such representation and warranty (as so qualified) shall be true and correct in all respects); and
(e)    the Closing Date shall have occurred in accordance with Section 3.01.
Each Borrowing and issuance of a Letter of Credit hereunder shall be deemed to be a representation and warranty by the Company (and, in the case of a Borrowing or an issuance of a Letter of Credit by an Eligible Subsidiary, of such Eligible Subsidiary) on the date of such Borrowing or issuance of a Letter of Credit as to the facts specified in clauses (b), (c) and (d) of this Section.
Section 3.03. First Borrowing by Each Eligible Subsidiary. The obligation of each Lender to make a Loan, and the obligation of each Issuing Lender to issue a Letter of Credit, on the occasion of the first Borrowing by or issuance of a Letter of Credit for the account of each Eligible Subsidiary is subject to the satisfaction of the following further conditions:
(a)    receipt by the Administrative Agent of an opinion of counsel for such Eligible Subsidiary reasonably acceptable to the Administrative Agent covering such matters relating to the transactions contemplated hereby as the Lenders may reasonably request;
(b)    receipt by the Administrative Agent of all documents which it may reasonably request relating to the existence of such Eligible Subsidiary, the corporate authority of and the validity of the execution and delivery of the Election to Participate, this Agreement and the Notes (if any) of such Eligible Subsidiary, all in form and substance reasonably satisfactory to the Administrative Agent;
(c) receipt by the Lenders of all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, to the extent requested reasonably in advance of such initial Borrowing or issuance of a Letter of Credit; and
(d) to the extent such Eligible Subsidiary qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least five days prior to the first Borrowing by, or issuance of a Letter of Credit for the account of, such Eligible Subsidiary, any Lender that has requested in a written notice to the Company reasonably in advance of such initial Borrowing or issuance of a Letter of Credit, a Beneficial Ownership Certification in relation to such Eligible Subsidiary shall have received such Beneficial Ownership Certification.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES
The Company and, prior to the Guarantee Termination Date, Johnson & Johnson, as applicable, each represents and warrants that:
Section 4.01. Corporate Existence and Power. Each Obligor is an organization duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its organization, and has all requisite powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except to the extent that the failure to have such licenses, authorizations, consents and approvals could not reasonably be expected to have a Material Adverse Effect.
Section 4.02. Corporate and Governmental Authorization; No Contravention. The execution, delivery and performance by the Company and Johnson & Johnson (and, as applicable, each Eligible Subsidiary) of this Agreement and by the Company (and, as applicable, each Eligible Subsidiary) of the Notes (if any) (A) are within the corporate or other organizational powers of the Company and Johnson & Johnson (and, as applicable, each Eligible Subsidiary), (B) have been duly authorized by all necessary corporate or other organizational action, (C) require no action by or in respect of, or filing with, any governmental body, agency or official (other than those which have been made and are in full force and in effect), (D) do not contravene, or constitute a default under, (i) any provision of applicable law or regulation, (ii) the certificate of incorporation, organizational documents or by-laws of the Company and Johnson & Johnson (and, as applicable, each Eligible Subsidiary), (iii) any agreement evidencing or governing Debt or of any other agreement or instrument, or (iv) any judgment, injunction, order or decree binding upon Johnson & Johnson, the Company or any of its Subsidiaries and (E) will not result in the creation or imposition of any Lien on any asset of Johnson & Johnson, the Company or any of its Subsidiaries, except, in the case of clause (C) or subclauses (i), (iii) and (iv) of clause (D), as would not reasonably be expected to result in a Material Adverse Effect.

Section 4.03. Binding Effect. This Agreement constitutes a valid, legal and binding agreement of each Obligor and each Note (if any), when executed and delivered by the Company (and, as applicable, any Eligible Subsidiary) in accordance with this Agreement, will constitute a valid, legal and binding obligation of the applicable Obligor, in each case enforceable in accordance with its terms, except as the same may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and by general principles of equity, regardless of whether considered in a proceeding in equity or law.
Section 4.04. Financial Information. (a) The consolidated balance sheet of the Company and its Consolidated Subsidiaries as of January 1, 2023 and the related consolidated statements of operations and cash flows for the fiscal year then ended, reported on by PricewaterhouseCoopers LLP, a copy of which has been delivered to each of the Lenders, fairly present, in all material respects and in conformity with GAAP (except as expressly set forth in the notes thereto), the consolidated financial position of the Company and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such fiscal year.
(b)    On the Closing Date, there has been no material adverse change in the business, financial position or results of operations of Johnson & Johnson, the Company and its Consolidated Subsidiaries, considered as a whole, since January 1, 2023.
Section 4.05. Litigation. Except as described in Schedule 4.05 or in the Company S-1 (but excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward looking statements” disclaimer or any other statements that are similarly non-specific or predictive or forward looking in nature, but in each case, other than any specific factual information contained therein), there is no action, suit or proceeding pending against, or to the knowledge of any Obligor, overtly threatened against or affecting, the Company or any of its Subsidiaries before any court or arbitrator or any governmental body, agency or official in which there is a reasonable possibility of an adverse decision which could have a Material Adverse Effect, or which in any manner draws into question the validity or enforceability of this Agreement or the Notes (if any).
Section 4.06. Compliance with ERISA. Except as would not reasonably be expected to result in a Material Adverse Effect, (a) each member of the ERISA Group has fulfilled its obligations under the minimum funding standards of ERISA and the Internal Revenue Code with respect to each Plan and has been in compliance with the provisions of ERISA, the Internal Revenue Code and other applicable laws with respect to each Plan and Benefit Arrangement and (b) no member of the ERISA Group has (i) sought a waiver of the minimum funding standard under Section 302 of ERISA or Section 412 of the Internal Revenue Code in respect of any Plan, (ii) failed to make any contribution or payment to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement, or made any amendment to any Plan or Benefit Arrangement, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Internal Revenue Code or (iii) incurred any liability under Title IV of ERISA other than a liability to the PBGC for non-delinquent premiums under Section 4007 of ERISA.
Section 4.07. Environmental Matters. In the ordinary course of its business, the Company reviews the effect of Environmental Laws on the business, operations and properties of the

Company and its Subsidiaries, in the course of which it evaluates associated liabilities and costs (including, without limitation, any capital or operating expenditures required for clean-up of properties presently or previously owned, any capital or operating expenditures required to achieve or maintain compliance with Environmental Laws, any costs or liabilities in connection with off-site disposal of wastes or Hazardous Substances, and any actual or potential liabilities under Environmental Laws to third parties, including employees, and any related costs and expenses). On the basis of this review, the Company has reasonably concluded that such associated liabilities and costs, including the costs of compliance with Environmental Laws, are unlikely to have a Material Adverse Effect.
Section 4.08. Taxes. Except as would not reasonably be expected to result in a Material Adverse Effect, the Company and its Subsidiaries have filed all United States Federal income tax returns and all other Tax returns which are required to be filed by them and have paid all Taxes due pursuant to such returns or pursuant to any assessment received by the Company or any Subsidiary, other than Taxes due pursuant to any such assessment which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided as required by GAAP. There is no proposed Tax assessment against the Company or any Subsidiary that would, if made, have a Material Adverse Effect.
Section 4.09. Subsidiaries. Each of the Company’s corporate Significant Subsidiaries (other than the Eligible Subsidiaries, with respect to which representations and warranties comparable to those set forth in this Section are being made in Section 4.01) is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all corporate or other organizational powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except to the extent that the failure to be or have any of the foregoing could not reasonably be expected to have a Material Adverse Effect.
Section 4.10. Regulatory Restrictions on Borrowing. No Obligor is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
Section 4.11. Full Disclosure.
(a)    All information heretofore furnished by each Obligor to the Administrative Agent or any Lender for purposes of or in connection with this Agreement or any transaction contemplated hereby, and all such information hereafter furnished by each Obligor to the Administrative Agent or any Lender, in each case, when taken as a whole, does not or will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements were (or hereafter are) made.
(b)    As of the Closing Date, to the best knowledge of the Company or the applicable Eligible Subsidiary, as applicable, the information included in any Beneficial Ownership Certification provided on or prior to the Closing Date to any Lender in connection with this Agreement is true and correct in all respects.

Section 4.12. Anti-Corruption Laws and Sanctions. Each Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by such Borrower, its Subsidiaries and their respective directors, officers, employees and agents (in their capacity as such) with Anti-Corruption Laws and applicable Sanctions, and each Borrower, its Subsidiaries and, to the knowledge of such Borrower, their respective officers, employees, directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) any Borrower, any Subsidiary or, to the knowledge of any Borrower, any of their respective directors, officers or employees, or (b) to the knowledge of any Borrower, any agent of such Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing or Letter of Credit, or use of proceeds of the Loans will violate Anti-Corruption Laws or applicable Sanctions.
Section 4.13. Margin Regulations. No Borrower is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock, and no part of the proceeds of any Borrowing or Letter of Credit extension hereunder will be used to buy or carry any Margin Stock.
Section 4.14.  Affected Financial Institutions. No Obligor is an Affected Financial Institution.
Section 4.15.  Annex IV of the Council Directive of 25 May 2018 (2018/822/EU). Neither any transaction contemplated by the Loan Documents, nor any arrangement of which any such transaction could be considered a step, meets any hallmark set out in Annex IV of the Council Directive of 25 May 2018 (2018/822/EU) amending Directive 2011/16/EU with respect to the facts as they pertain to the Company and its Affiliates.
ARTICLE 5
COVENANTS
The Company agrees that, so long as any Lender has any Commitment hereunder or any amount payable in respect of any Loan remains unpaid or any Letter of Credit Liability remains outstanding:
Section 5.01. Information. The Company will furnish to each of the Lenders:
(a)    as soon as available and in any event within 90 days after the end of each fiscal year of the Company (or 15 days thereafter if the Company timely files a Form 12b-25 (or any successor form)), a consolidated balance sheet of the Company and its Consolidated Subsidiaries as of the end of such fiscal year and the related consolidated statements of earnings and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by PricewaterhouseCoopers LLP or other independent public accountants of nationally recognized standing without any qualification or exception which (i) is of a “going concern” or similar nature or (ii) relates to the limited scope of examination of matters relevant to such financial statements;

(b)    as soon as available and in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Company (or, with respect to the fiscal quarter ending April 2, 2023, within the time period required by the rules and regulations of the Securities and Exchange Commission) (or five days thereafter if the Company timely files a Form 12b-25 (or any successor form)), a consolidated balance sheet of the Company and its Consolidated Subsidiaries as of the end of such quarter, the related consolidated statements of earnings for such quarter and the related consolidated statements of earnings and cash flows for the portion of the Company’s fiscal year ended at the end of such quarter, setting forth in the case of such statements of earnings and cash flows, in comparative form the figures for the corresponding quarter (with respect to the statement of earnings only) and the corresponding portion of the Company’s previous fiscal year, all certified (subject to normal year-end adjustments) as to fairness of presentation and GAAP applied on a consistent basis by the chief financial officer or the chief accounting officer of the Company;
(c)    within ten days after any Senior Officer of any Obligor obtains knowledge of any Default, if such Default is then continuing, a certificate of the chief financial officer, the chief accounting officer or the treasurer of the Company setting forth the details thereof and the action which each Obligor is taking or proposes to take with respect thereto;
(d)    within ten days after the mailing thereof to the stockholders of the Company generally, copies of all financial statements, reports and proxy statements so mailed;
(e)    within ten days after the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and reports on Forms 10-K, 10-Q and 8-K (or their equivalents) which the Company shall have filed with the Securities and Exchange Commission; provided that so long as the Company is a reporting company (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), the furnishing of such registration statements and reports shall be deemed satisfied upon posting of such registration statements and reports on the SEC’s website (www.sec.gov/edgar);
(f)    if and when any member of the ERISA Group (i) gives or is required to give notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Multiemployer Plan is in endangered or critical status, is insolvent or has been terminated, a copy of such notice; (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for non-delinquent premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer, any Plan, a copy of such notice; (iv) applies for a waiver of the minimum funding standard under Section 302 of ERISA or Section 412 of the Internal Revenue Code, a copy of such application; (v) gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (vi) gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of such notice; or (vii) fails to make any payment or contribution to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement or makes any amendment to any Plan or Benefit Arrangement which has resulted or could result in the imposition of a Lien or the posting of a bond or other security, a certificate of the chief financial officer, the chief accounting officer or the treasurer of the Company setting forth details as to such occurrence and action, if any, which the applicable member of the ERISA Group is required or proposes to take, except in each case, any such event or events described in this Section 5.01(f) that individually or in the aggregate would not reasonably be expected to result in a Material Adverse Effect;
(g)    promptly following any request therefor, information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation;
(h)    written notice of any change in the information provided in any Beneficial Ownership Certification delivered to such Lender that would result in a change to the list of beneficial owners identified in such certification; and
(i)    from time to time such additional information regarding the financial position or business of the Company and its Subsidiaries as the Administrative Agent, at the request of any Lender, may reasonably request.
For purposes of this Section, the Company’s obligation to deliver the items referred to in Sections 5.01(a), (b), (d) and (e) will be deemed satisfied by (i) the electronic delivery to the Administrative Agent of such items, (ii) the posting of such items on a website to which the Lenders have access, and which shall have been designated in a notice delivered to the Lenders and the Administrative Agent or (iii) so long as the Company is a reporting company (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), the posting of such items on the SEC’s website (www.sec.gov/edgar) (it being understood that in the case of Section 5.01(b), such posting will be deemed a certification in satisfaction of the requirements of such clause).
Section 5.02. Payment of Obligations. The Company will pay and discharge, and will cause each Significant Subsidiary to pay and discharge, at or before maturity, all their respective material obligations and liabilities (including, without limitation, tax liabilities and claims of materialmen, warehousemen and the like which if unpaid might by law give rise to a Lien), except where the same may be contested in good faith by appropriate proceedings or to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect, and will maintain, and will cause each Significant Subsidiary to maintain, in accordance with GAAP, appropriate reserves for the accrual of any of the same.
Section 5.03. Insurance. The Company will, and will cause each of its Significant Subsidiaries to, maintain (either in the name of the Company or in such Significant Subsidiary’s own name), with financially sound and responsible insurance companies or pursuant to a self-insurance program, insurance on all their respective properties in at least such amounts, against at least such risks and with such risk retention as are usually maintained, insured against or retained, as the case may be, in the same general area by companies of established repute engaged in the same or a similar business; and will furnish to the Lenders, upon request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried.
Section 5.04. Conduct of Business and Maintenance of Existence. The Company will preserve, renew and keep in full force and effect, and will cause each Significant Subsidiary to preserve, renew and keep in full force and effect its corporate existence and rights, privileges and franchises necessary or desirable in the normal conduct of business (except, solely with respect to any Significant Subsidiary that is not a Borrower, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect); provided that nothing in this Section 5.04 shall prohibit (x) the merger of a Significant Subsidiary into the Company or the merger or consolidation of a Significant Subsidiary with or into another Person if the corporation surviving such consolidation or merger is a Subsidiary and if, in each case, after giving effect thereto, no Default shall have occurred and be continuing, (y) any merger or consolidation involving the Company, to the extent permitted by Section 5.07, or (z) any transaction undertaken in connection with the consummation of the Separation in a manner substantially consistent in all material respects with the description thereof in the Company S-1.
Section 5.05. Compliance with Laws.
(a)    The Company will comply, and cause each Significant Subsidiary to comply, in all material respects with all applicable laws, ordinances, rules, regulations, and requirements of governmental authorities (including, without limitation, Environmental Laws and ERISA and the rules and regulations thereunder, but excluding Anti-Corruption Laws and Sanctions) except where the necessity of compliance therewith is contested in good faith by appropriate proceedings or to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.
(b)    The Company will maintain in effect and enforce policies and procedures designed to ensure compliance by the Company, its Subsidiaries and their respective directors, officers, employees, and agents with Anti-Corruption Laws and applicable Sanctions.
(c)    The Company will comply, and cause each of its Subsidiaries to comply, in all material respects with Anti-Corruption Laws and applicable Sanctions.
Section 5.06. Inspection of Property, Books and Records. The Company will keep, and will cause each Significant Subsidiary to keep, proper books of record and account in which full, true and correct entries shall be made in all material respects of all dealings and transactions in relation to its business and activities; and will permit, and will cause each Eligible Subsidiary to permit, representatives of any Lender at such Lender’s expense to visit and inspect any of its properties, to examine and make abstracts from any of its books and records and to discuss its affairs, finances and accounts with its officers, employees and independent public accountants, all at such reasonable times and as often as may reasonably be desired; provided that (i) such inspections do not unreasonably interfere with the operations of such Person and (ii) such Lender is subject to the Company’s confidentiality obligations.

Section 5.07. Mergers and Sales of Assets. The Company will not (i) consolidate or merge with or into any other Person or (ii) sell, lease or otherwise transfer, directly or indirectly, all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any other Person; provided that the Company may merge with another Person if (x) (i) the Company is the corporation surviving such merger or (ii) if, after the Guarantee Termination Date, the Person (the “Successor Company”) surviving such merger is not the Company, (A) the Successor Company shall be a Person organized under the law of the United States, any state thereof or the District of Columbia and shall expressly assume all obligations of the Company under this Agreement and the other Loan Documents to which the Company was a party pursuant to a supplement hereto or thereto and other related documents in form reasonably satisfactory to the Administrative Agent, (B) the ratings of Successor Company shall be at least the lesser of (I) A- by S&P and A3 by Moody’s and (II) the ratings of the Company immediately prior to such Merger (but in any event at least BBB by S&P and Baa2 by Moody’s) and (C) at least five days prior to the consummation of such merger, the Successor Company shall have furnished all information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation, in each case to the extent requested at least ten Business Days prior to the consummation of such merger, and (y) after giving effect to such merger, no Default shall have occurred and be continuing.
Section 5.08. Use of Proceeds. The proceeds of the Loans made under this Agreement and Letters of Credit will be used by each Borrower for general corporate purposes as shall be determined by the Company from time to time. None of such proceeds will be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of buying or carrying any Margin Stock. No Borrower will request any Borrowing or Letter of Credit, and the Borrowers shall not, directly or, to their knowledge, indirectly, use the proceeds of any Borrowing or Letter of Credit, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, except to the extent permissible for a Person required to comply with Sanctions or (C) in any manner that would result in the violation of any Sanctions by any party hereto.
Section 5.09. Negative Pledge. The Company will not, and will not permit any Principal Domestic Subsidiary to, create, assume or suffer to exist any Lien on any Restricted Property now owned or hereafter acquired by it, except:
(a)    any Lien which is existing on the date hereof on Restricted Property and, in the case of any Lien exceeding $50,000,000, is set forth in Schedule 5.09; and, if any property now owned or leased by the Borrower or by a present Principal Domestic Subsidiary at any time hereafter becomes Restricted Property, any Liens existing on the date hereof on such property securing the Debt or other obligation now secured or evidenced thereby;
(b)    any Lien existing on any Restricted Property of any Person at the time such Person becomes a Principal Domestic Subsidiary and not created in contemplation of such event;

(c)    any Lien on any Restricted Property (other than a Major Domestic Manufacturing Property) acquired or constructed by the Company or a Principal Domestic Subsidiary after the date of this Agreement, which is placed on such Restricted Property at the time of or within 180 days after the acquisition thereof or prior to, at the time of or within 180 days after completion of construction thereof to secure all or a portion of the price of such acquisition or construction or funds borrowed to pay all or a portion of the price of such acquisition or construction;
(d)    any Lien on any Restricted Property of any Person existing at the time such Person is merged or consolidated with or into the Company or a Principal Domestic Subsidiary and not created in contemplation of such event;
(e)    any Lien existing on any Restricted Property prior to the acquisition thereof by the Company or a Principal Domestic Subsidiary and not created in contemplation of such acquisition;
(f)    Liens imposed by any governmental authority for taxes, assessments, governmental charges, duties or levies not yet due or which are being contested in good faith and by appropriate proceedings; provided adequate reserves with respect thereto are maintained on the books of the Company and its Consolidated Subsidiaries in accordance with GAAP;
(g)    Customary Permitted Liens;
(h)    any Lien on Restricted Property if, at the time such Lien is created, assumed or suffered to exist, and after giving effect thereto and to any Debt secured or evidenced thereby, the aggregate amount of all outstanding Debt of the Borrower and its Principal Domestic Subsidiaries secured or evidenced by Liens on Restricted Property which are created, assumed or suffered to exist pursuant to this clause (h) shall not exceed the greater of (i) $650,000,000 and (ii) 15% of Consolidated Net Tangible Assets at the last day of the most recently ended fiscal quarter; and
(i)    any Lien arising out of the refinancing, extension, renewal, replacement or refunding of any Debt secured by any Lien permitted by any of the foregoing clauses of this Section; provided that the principal amount of such Debt is not increased (except to the extent of any fees, premiums or other costs associated with any such refinancing, extension, renewal, replacement or refunding) and is not secured by any additional assets (other than (a)(x) improvements on the property originally subject to the Lien, (y) after-acquired property that is affixed or incorporated into the property covered by such Lien and (z) in the case of Liens originally permitted by Section 5.09(b) or (d), after-acquired property of the applicable Principal Domestic Subsidiary to the extent the security agreements in place at the time of the acquisition of such Principal Domestic Subsidiary required the grant of such Lien in after-acquired property, and (b) proceeds and products thereof).
ARTICLE 6
DEFAULTS
Section 6.01. Events of Default. If one or more of the following events (“Events of Default”) shall have occurred and be continuing:

(a)    any Borrower shall fail to pay when due any principal of any Loan or any Reimbursement Obligation or shall fail to pay any interest, fees or other amounts payable hereunder within five Business Days of the due date thereof;
(b)    the Company shall fail to observe or perform any covenant contained in Article 5, other than those contained in Sections 5.01 through 5.03 (except Section 5.01(c)(i)), 5.05 and 5.06; provided that with respect to Section 5.04, this clause (b) shall apply only with respect to the corporate existence of the Company;
(c)    any Obligor shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those covered by clause (a) or (b) above) for 30 days after written notice thereof has been given to the Company by the Administrative Agent;
(d)    any representation, warranty, certification or statement made by any Obligor in this Agreement or in any certificate, financial statement or other document delivered pursuant to this Agreement shall prove to have been incorrect in any material respect when made (or deemed made);
(e)    Johnson & Johnson (prior to the Guarantee Termination Date), the Company or any Subsidiary shall fail to make any payment in respect of any Material Financial Obligations when due or within any applicable grace period;
(f)    any event or condition shall occur which results in the acceleration of the maturity of any Material Debt; provided that this clause (f) shall not apply to (x) secured Debt that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Debt or as a result of a casualty event affecting such property or assets or (y) a “change of control” put arising as a result of any acquisition of any entity or its subsidiaries or any business thereof so long as in each case any such Debt that is put in accordance with the terms of such Debt is paid as required by the terms of such Debt;
(g)    the Company or any Significant Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;
(h)    an involuntary case or other proceeding shall be commenced against the Company or any Significant Subsidiary seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 90 days; or an order for relief shall be entered against the Company or any Significant Subsidiary under the federal bankruptcy laws as now or hereafter in effect;
(i)    (i) any member of the ERISA Group shall fail to pay when due an amount or amounts which it shall have become liable to pay under Title IV of ERISA; or (ii) notice of intent to terminate a Plan shall be filed under Title IV of ERISA by any member of the ERISA Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for non-delinquent premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer, any Plan; or (iii) a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Plan must be terminated; or (iv) there shall occur a complete or partial withdrawal from, or a default within the meaning of Section 4219(c)(5) of ERISA with respect to, one or more Multiemployer Plans; or (v) the termination of any Plan under Section 4041(c) of ERISA; except, in each case, any such event or events described in this Section 6.01(i) that, individually or in the aggregate would not reasonably be expected to result in a Material Adverse Effect;
(j)    judgments or orders for the payment of money in excess of $400,000,000 (net of any insurance with respect to which the carrier has acknowledged coverage) shall be rendered against the Company or any Subsidiary and such judgments or orders shall continue unsatisfied and unstayed for a period of 30 days;
(k)    there occurs a Change of Control; or
(l)    (i) the Guaranty by the Company or any material provision thereof shall be found or held invalid or unenforceable by a court of competent jurisdiction or the Company shall have repudiated its obligations under the Guaranty or (ii) prior to the Guarantee Termination Date, the Guaranty by Johnson & Johnson or any material provision thereof shall be found or held invalid or unenforceable by a court of competent jurisdiction or Johnson & Johnson shall have repudiated its obligations under the Guaranty;
then, following the occurrence and during the continuance of every such event, the Administrative Agent shall (i) if requested by Required Lenders, by notice to the Company terminate the Commitments and they shall thereupon terminate, and (ii) if requested by the Required Lenders, by notice to the Company declare the Loans (together with accrued interest thereon) to be, and the Loans shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Obligor; provided that in the case of any of the Events of Default specified in clause 6.01(g) or 6.01(h) above with respect to the Company or any other applicable Obligor, without any notice to any Obligor or any other act by the Administrative Agent or the Lenders, the Commitments shall thereupon terminate and the Loans (together with accrued interest thereon) shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Obligor.

Section 6.02. Notice of Default. The Administrative Agent shall give notice to the Company under Section 6.01(c) promptly upon being requested to do so by any Lender and shall thereupon notify all the Lenders thereof.
Section 6.03. Application of Proceeds. Notwithstanding anything herein to the contrary, following the occurrence and during the continuance of an Event of Default, and notice thereof to the Administrative Agent by the Company or the Required Lenders, all payments received on account of the obligations hereunder shall, subject to Section 2.20, be applied by the Administrative Agent as follows:
(i)    first, to payment of that portion of the obligations constituting fees, indemnities, expenses and other amounts payable to the Administrative Agent (including fees and disbursements and other charges of counsel to the Administrative Agent payable under Section 10.03 and amounts pursuant to Section 7.08 payable to the Administrative Agent in its capacity as such);
(ii)    second, to payment of that portion of the obligations constituting fees, expenses, indemnities and other amounts (other than principal, reimbursement obligations in respect of Letter of Credit Disbursements, interest and Letter of Credit fees) payable to the Lenders and the Issuing Lenders (including fees and disbursements and other charges of counsel to the Lenders and the Issuing Lenders payable under Section 10.03) arising under the Loan Documents, ratably among them in proportion to the respective amounts described in this clause (ii) payable to them;
(iii)    third, to payment of that portion of the obligations constituting accrued and unpaid Letter of Credit fees and charges and interest on the Loans and unreimbursed Letter of Credit Disbursements, ratably among the Lenders and the Issuing Lenders in proportion to the respective amounts described in this clause (iii) payable to them;
(iv)    fourth, (A) to payment of that portion of the obligations constituting unpaid principal of the Loans and unreimbursed Letter of Credit Disbursements and (B) to Cash Collateralize that portion of Letter of Credit exposure comprising the undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Company pursuant to Section 2.19 or Section 2.20, ratably among the Lenders and the Issuing Lenders in proportion to the respective amounts described in this clause (iv) payable to them; provided that (x) any such amounts applied pursuant to subclause (B) above shall be paid to the Administrative Agent for the ratable account of the applicable Issuing Lenders to Cash Collateralize obligations in respect of Letters of Credit, (y) subject to Section 2.19 or Section 2.20, amounts used to Cash Collateralize the aggregate amount of Letters of Credit pursuant to this clause (iv) shall be used to satisfy drawings under such Letters of Credit as they occur and (z) upon the expiration of any Letter of Credit (without any pending drawings), the pro rata share of Cash Collateral shall be distributed to the other obligations, if any, in the order set forth in this Section 6.03;
(v)    fifth, to the payment in full of all other obligations due and payable under this Agreement, in each case ratably among the Administrative Agent, the Lenders and the

Issuing Lenders based upon the respective aggregate amounts of all such obligations owing to them in accordance with the respective amounts thereof then due and payable; and
(vi)    finally, the balance, if any, after all obligations have been indefeasibly paid in full, to the Company or as otherwise required by law.
If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired (without any pending drawings), such remaining amount shall be applied to the other obligations due and payable under this Agreement, if any, in the order set forth above.
ARTICLE 7
THE ADMINISTRATIVE AGENT
Section 7.01. Appointment and Authorizations. Each of the Lenders, each of the Swingline Lenders and each of the Issuing Lenders hereby irrevocably appoints the Administrative Agent and its successors and assigns as its agent and authorizes the Administrative Agent to take such actions as agent on its behalf under this Agreement and the other Loan Documents and to exercise such powers as are delegated to the Administrative Agent by the terms under such agreements, together with such actions and powers as are reasonably incidental thereto. Without limiting the foregoing, each Lender hereby authorizes the Administrative Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Administrative Agent is a party, to exercise all rights, powers and remedies that the Administrative Agent may have under such Loan Documents.
Section 7.02. Agents and Affiliates. The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor for or in any other advisory capacity for and generally engage in any kind of banking, trust or other business with the Company or any Subsidiary or any Affiliate of the foregoing as if it were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
Section 7.03. Action by Agents. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. In performing its functions and duties hereunder and under the other Loan Documents, the Administrative Agent is acting solely on behalf of the Lenders (except in limited circumstances expressly provided for herein relating to the maintenance of the Register), and its duties are entirely mechanical and administrative in nature. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing; additionally, each Lender agrees that it will not assert any claim against the Administrative Agent based on an alleged breach of fiduciary duty by the Administrative Agent in connection with this Agreement and the transactions contemplated hereby, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.05), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for (i) any action taken or not taken by it under or in connection with this Agreement or the other Loan Documents with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.05) or in the absence of its own gross negligence or willful misconduct or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Obligor or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Obligor to perform its obligations hereunder or thereunder (except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct). The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Company or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article 3 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
Section 7.04. Consultation with Experts. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability under or in respect of this Agreement or any other Loan Document for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for any Obligor), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
Section 7.05. Delegation of Duties. The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
Section 7.06. Indemnification. Each Lender shall, ratably in accordance with its Commitment (or, if at any time the Commitments shall have been terminated, ratably in accordance with the aggregate outstanding principal Dollar Amount of Loans of such Lender), indemnify the Administrative Agent, its affiliates and their respective directors, officers, agents and employees (to the extent not reimbursed by any Obligor but without limiting their obligation to do so) against any cost, expense (including reasonable counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such indemnitees’ gross negligence or willful misconduct) that such indemnitees may suffer or incur in connection with this Agreement or any action taken or omitted by such indemnitees hereunder.
Section 7.07. Resignation of Administrative Agent. Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent (a) may resign at any time by giving 30 days’ prior written notice thereof to the Lenders, the Swingline Lenders, the Issuing Lenders and the Company and (b) shall resign if requested by the Required Lenders. Upon any such resignation, the Required Lenders shall have the right to appoint a successor to the Administrative Agent approved by the Company (such approval not to be unreasonably withheld, conditioned or delayed); provided that no approval of the Company shall be necessary if an Event of Default has occurred and is continuing. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, the Swingline Lenders and the Issuing Lenders, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents. Prior to any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the retiring Administrative Agent shall take such action as may be reasonably necessary to assign to the successor Administrative Agent its rights as Administrative Agent under the Loan Documents. The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the Administrative Agent's resignation hereunder, the provisions of this Article and Section 10.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.
Section 7.08. Administrative Agent’s Fees. The Company shall pay to the Administrative Agent for its own account fees in the amounts and at the times previously agreed upon between the Company and the Administrative Agent.
Section 7.09. Other Agents Not Liable. Nothing in this Agreement shall impose upon JPMorgan Chase Bank, N.A, Goldman Sachs Bank USA, BofA Securities, Inc., Citibank, N.A. or

Deutsche Bank Securities Inc., in their capacities as Joint Arrangers and Joint Bookrunners, any duties or responsibilities whatsoever in such capacity under this Agreement or other Loan Document. No Syndication Agent, Joint Bookrunner and Joint Arranger shall have or deemed to have any fiduciary relationship with any Lender.
Section 7.10. Credit Decision.
(a)    Each Lender, each Swingline Lender and each Issuing Lender represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility, (ii) it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Lender, Swingline Lender or Issuing Lender, in each case in the ordinary course of business, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument (and each Lender, each Swingline Lender and each Issuing Lender agrees not to assert a claim in contravention of the foregoing), (iii) it has, independently and without reliance upon the Administrative Agent, any Syndication Agent, any Joint Bookrunner, any Joint Arranger or any other Lender, Swingline Lender or Issuing Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder and (iv) it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender, such Swingline Lender or such Issuing Lender, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities. Each Lender, each Swingline Lender and each Issuing Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Joint Arranger, any Joint Bookrunner, any Syndication Agent or any other Lender, Swingline Lender or Issuing Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Company and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
(b)    Each Lender, by delivering its signature page to this Agreement on the Closing Date, or delivering its signature page to an Assignment and Assumption Agreement or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Closing Date.
(c)
(i)    Each Lender hereby agrees that (x) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender (whether or not known to such Lender), and demands the return of such Payment (or a portion thereof), such Lender shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender under this Section shall be conclusive, absent manifest error.
(ii)    Each Lender hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment.  Each Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.
(iii)    Each Obligor hereby agrees that (x) in the event an erroneous Payment (or portion thereof) are not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by such Obligor, except, in each case, to the extent such erroneous Payment is, and solely with respect to the amount of such erroneous Payment that is, comprised of funds received by the Administrative Agent from (or on behalf of ) any Obligor for the purpose of making such Payment.
(iv)    Each party’s obligations under this clause (c) shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all obligations under any Loan Document.
Section 7.11. Posting of Communications. (a) The Company agrees that the Administrative Agent may, but shall not be obligated to, make any Communications available to the Lenders, Swingline Lenders and the Issuing Lenders by posting the Communications on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).
(b)    Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Closing Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders, each of the Swingline Lenders, each of the Issuing Lenders and the Company acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Lender that are added to the Approved Electronic Platform, and that there are confidentiality and other risks associated with such distribution. Each of the Lenders, each of the Swingline Lenders, each of the Issuing Lenders and the Company hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.
(c)    THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, ANY JOINT ARRANGER, ANY JOINT BOOKRUNNER, ANY SYNDICATION AGENT OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY OBLIGOR, ANY LENDER, ANY SWINGLINE LENDER, ANY ISSUING LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY OBLIGOR’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM.

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Obligor pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender, any Swingline Lender or any Issuing Lender by means of electronic communications pursuant to this Section, including through an Approved Electronic Platform.
(d)    Each Lender, each Swingline Lender and each Issuing Lender agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender, each Swingline Lender and Issuing Lender agrees (i) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s, Swingline Lender’s or Issuing Lender’s (as applicable) email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.
(e)    Each of the Lenders, each of the Swingline Lenders, each of the Issuing Lenders and the Company agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.
(f)    Nothing herein shall prejudice the right of the Administrative Agent, any Lender, any Swingline Lender or any Issuing Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.
Section 7.12. Certain ERISA Matters. (a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Company or any other Obligor, that at least one of the following is and will be true:
(i)    such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,
(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or
(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)    In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Company or any other Obligor, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).
ARTICLE 8
CHANGE IN CIRCUMSTANCES
Section 8.01. Alternate Rate of Interest.
(a)    Subject to clauses (b), (c), (d), (e) and (f) of this Section 8.01, if:
(i)    the Administrative Agent determines (which determination shall be conclusive absent manifest error) (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, that adequate and reasonable means do not exist for ascertaining the Adjusted Term SOFR Rate, the Term SOFR Rate, the Adjusted EURIBOR Rate or the EURIBOR Rate (including because the Relevant Screen Rate is not available or published on a current basis), for the applicable Agreed Currency and such Interest Period or (B) at any time, that adequate and reasonable means do not exist for ascertaining Daily Simple ESTR or ESTR for the applicable Agreed Currency; or
(ii)    the Administrative Agent is advised by the Required Lenders that (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, the

Adjusted Term SOFR Rate or the Adjusted EURIBOR Rate for the applicable Agreed Currency and such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for the applicable Agreed Currency and such Interest Period or (B) at any time, Daily Simple ESTR will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for the applicable Agreed Currency;
then the Administrative Agent shall give notice thereof to the Company and the Lenders by telephone (confirmed by telecopy or email), telecopy or email as promptly as practicable thereafter and, until (x) the Administrative Agent notifies the Company and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the applicable Borrower delivers a new Notice of Borrowing or Notice of Interest Rate Election, (A) for Loans denominated in Dollars, any Notice of Interest Rate Election that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Term Benchmark Borrowing and any Notice of Borrowing that requests a Term Benchmark Borrowing shall instead be deemed to be a Notice of Borrowing or Notice of Interest Rate Election, as applicable, for a Base Rate Borrowing and (B) for Loans denominated in the Alternative Currency, any Notice of Interest Rate Election that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Term Benchmark Borrowing and any Notice of Borrowing that requests a Term Benchmark Borrowing or a Swingline Borrowing, in each case, for the relevant Benchmark, shall be ineffective; provided that if the circumstances giving rise to such notice affect only one type of Borrowings, then all other Types of Borrowings shall be permitted. Furthermore, if any Term Benchmark Loan or a Swingline Loan in any Agreed Currency is outstanding on the date of the Borrower’s receipt of the notice from the Administrative Agent referred to in this Section 8.01(a) with respect to a Relevant Rate applicable to such Loan, then until (x) the Administrative Agent notifies the Borrowers and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the applicable Borrower delivers a new Notice of Interest Rate Election or Notice of Borrowing, (A) for Loans denominated in Dollars, any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), be converted by the Administrative Agent to, and shall constitute, a Base Rate Loan, on such day and (B) for Loans denominated in the Alternative Currency, (1) any Term Benchmark Loan shall, on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day) bear interest at the Central Bank Rate for the Alternative Currency plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the Alternative Currency cannot be determined, any outstanding affected Term Benchmark Loans denominated in the Alternative Currency shall, at the Borrower’s election prior to such day: (A) be prepaid by the Borrower on such day or (B) solely for the purpose of calculating the interest rate applicable to such Term Benchmark Loan, such Term Benchmark Loan denominated in the Alternative Currency shall be deemed to be a Term Benchmark Loan denominated in Dollars and shall accrue interest at the same interest rate applicable to Term Benchmark Loans denominated in Dollars at such time and (2) any Swingline Loan shall bear interest at the Central Bank Rate for the Alternative Currency plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the Alternative Currency cannot be determined, any outstanding affected Swingline Loans shall at the Borrower’s election prior to such day: (A) be converted into Base Rate Loans denominated in Dollars (in an amount equal to the Dollar Amount of such Loan) immediately or (B) be prepaid by the Borrower on such day.
(b)    Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” with respect to Dollars for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” with respect to any Agreed Currency for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.
(c)    Notwithstanding anything to the contrary herein or in any other Loan Document, the Administrative Agent will have the right, in consultation with the Company, to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(d)    The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (e) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, the Company or any Lender (or group of Lenders) pursuant to this Section 8.01, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 8.01.
(e)    Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Rate or EURIBOR Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(f)    Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Term Benchmark Borrowing or Swingline Borrowing of, conversion to or continuation of Term Benchmark Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, either (x) the Borrower will be deemed to have converted any request for a Term Benchmark Borrowing denominated in Dollars into a request for a Borrowing of or conversion to a Base Rate Borrowing or (y) any Term Benchmark Borrowing or Swingline Borrowing denominated in the Alternative Currency shall be ineffective. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate. Furthermore, if any Term Benchmark Loan or Swingline Loan in any Agreed Currency is outstanding on the date of the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate applicable to such Loan, then until such time as a Benchmark Replacement for such Agreed Currency is implemented pursuant to this Section 8.01, (A) for Loans denominated in Dollars any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), be converted by the Administrative Agent to, and shall constitute, a Base Rate Loan and (B) for Loans denominated in the Alternative Currency, (1) any Term Benchmark Loan shall, on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day) bear interest at the Central Bank Rate for the Alternative Currency plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the Alternative Currency cannot be determined, any outstanding affected Term Benchmark Loans denominated in the Alternative Currency shall, at the Borrower’s election prior to such day: (A) be prepaid by the Borrower on such day or (B) solely for the purpose of calculating the interest rate applicable to such Term Benchmark Loan, such Term Benchmark Loan denominated in the Alternative Currency shall be deemed to be a Term Benchmark Loan denominated in Dollars and shall accrue interest at the same interest rate applicable to Term Benchmark Loans denominated in Dollars at such time and (2) any Swingline Loan shall bear interest at the Central Bank Rate for the Alternative Currency plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the Alternative Currency cannot be determined, any outstanding affected Swingline Loans shall at the Borrower’s election prior to such day: (A) be converted into Base Rate Loans denominated in Dollars (in an amount equal to the Dollar Amount of such Loan) immediately or (B) be prepaid by the Borrower on such day.
Section 8.02. Illegality.
(a)    If, on or after the date of this Agreement, any Change in Law shall make it unlawful or impossible for any Lender (or its Applicable Lending Office) to make, maintain or fund any of its Loans in any currency and such Lender shall so notify the Administrative Agent, the Administrative Agent shall forthwith give notice thereof to the other Lenders and the Company, whereupon until such Lender notifies the Company and the Administrative Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Lender to make, convert or continue, as applicable, Loans in such currency shall be suspended. Before giving any notice to the Administrative Agent pursuant to this Section, such Lender shall designate a different Applicable Lending Office if such designation will avoid the need for giving such notice and will not, in the sole judgment of such Lender, be otherwise disadvantageous to such Lender. If such notice is given, each Loan of such Lender then outstanding in such currency shall be converted at the Exchange Rate on the day of conversion to a Base Rate Loan either (i) on the last day of the then current Interest Period applicable to such Term Benchmark Loan if such Lender may lawfully continue to maintain and fund such Loan to such day or (ii) immediately if such Lender shall determine that it may not lawfully continue to maintain and fund such Loan to such day.
(b)    If by reason of the fact that an Eligible Subsidiary is organized in, or conducts business in, a jurisdiction outside the United States, it is unlawful or impracticable under any applicable Law or regulation for such Lender (or its Applicable Lending Office) to make or maintain Loans to such Eligible Subsidiary, such Lender (an “Ineligible Lender”) shall so notify the Administrative Agent, the Administrative Agent shall forthwith give notice thereof to the other Lenders and the Company, whereupon until such Lender notifies the Company and the Administrative Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Lender to make or maintain Loans to such Eligible Subsidiary shall be suspended.  If such notice is given, the Company shall, effective on or before the date that such Eligible Subsidiary shall have the right to make a Borrowing hereunder, (i) replace or terminate the Commitments of such Ineligible Lender in accordance with Section 2.09, (ii) cancel its request to designate such Subsidiary as an Eligible Subsidiary hereunder or (iii) prepay each Loan of such Ineligible Lender (x) in the case of any Term Benchmark Loan held by such Ineligible Lender, on the last day of the then current Interest Period applicable thereto if such Ineligible Lender may lawfully continue to maintain such Loan to such day or (y) immediately if clause (x) does not apply.
Section 8.03. Increased Cost and Reduced Return. (a) If on or after the date hereof, any Change in Law shall impose, modify or deem applicable any reserve (including, without limitation, any such requirement imposed by the Federal Reserve Board, but excluding with respect to any Term Benchmark Loan any such requirement with respect to which such Lender is entitled to compensation during the relevant interest period under Section 2.17), special deposit, insurance assessment or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (or its Applicable Lending Office) or shall subject any Lender to any Taxes (other than Indemnified Taxes or Excluded Taxes, as such terms are defined in Section 8.04) on its Loans, loan principal, Letters of Credit, Commitments, or other obligations, or its deposits, reserves, other liabilities attributable or allocated thereto, or impose on any Lender (or its Applicable Lending Office) or on the interbank market any other condition affecting its Loans, its Note (if any) or its obligation to make Loans or its obligations hereunder with respect of Letters of Credit and the result of any of the foregoing is to increase the cost to such Lender (or its Applicable Lending Office) of making or maintaining any Loan or issuing or participating in any Letter of Credit, or to reduce the amount of any sum received or receivable by such Lender (or its Applicable Lending Office) under this Agreement or under its Note (if any) with respect thereto, by an amount deemed by such Lender to be material, then, within 15 days after demand by such Lender (with a copy to the Administrative Agent), the Company shall pay, or shall cause another Borrower to pay, to such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction.
(b)    If any Lender, other than a Defaulting Lender, shall have determined that, after the date hereof, any Change in Law, has or would have the effect of reducing the rate of return on capital of such Lender (or its Parent) as a consequence of such Lender’s obligations hereunder to a level below that which such Lender (or its Parent) could have achieved but for such Change in Law (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, within 15 days after demand by such Lender (with a copy to the Administrative Agent), the Company shall pay to such Lender such additional amount or amounts as will compensate such Lender (or its Parent) for such reduction.
(c)    Each Lender will promptly notify the Company and the Administrative Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Lender to compensation pursuant to this Section and will use reasonable efforts to designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the sole judgment of such Lender, be otherwise disadvantageous to such Lender. A certificate of any Lender claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder and the calculation thereof in reasonable detail shall be conclusive in the absence of manifest error. In determining such amount, such Lender may use any reasonable averaging and attribution methods. Notwithstanding anything to the contrary in this Section, the Company or relevant Borrower shall not be required to compensate a Lender pursuant to this Section for any amounts incurred more than six months prior to the date that such Lender notifies the Company or such Borrower of such Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect. The obligations of the Company or relevant Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
Section 8.04. Taxes. (a) For the purposes of this Section 8.04, the following terms have the following meanings:

“Excluded Taxes” means (a) in the case of each Lender and the Administrative Agent, Taxes imposed on or measured by its income (however denominated), and franchise, branch profits or similar Taxes imposed on it (i) by a jurisdiction under the laws of which such Lender or the Administrative Agent (as the case may be) is organized or in which its principal executive office is located or, in the case of each Lender, in which its Applicable Lending Office is located, or (ii) as a result of a present or former connection, in each case, between such jurisdiction and the Lender or the Administrative Agent; (b) in the case of each Lender (other than an Assignee pursuant to a request by a Borrower), any United States withholding Tax imposed on such payments at the time such Lender first becomes a party to this Agreement or designates a new Applicable Lending Office, except with respect to an Assignee to the extent that its assignor was entitled to receive additional amounts in relation to withholding Taxes pursuant to this Agreement; (c) any withholding Tax imposed under FATCA; and (d) in the case of each Lender and the Administrative Agent, Taxes attributable to such Lender’s or the Administrative Agent’s (as the case may be) failure to comply with Section 8.04(d) (unless such failure is due to a change in treaty, law or regulation occurring subsequent to the date on which such form originally was required to be provided).
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation under this Agreement and (b) to the extent not otherwise described in (a), Other Taxes.
“Other Taxes” means any present or future stamp, court, intangible, recording, filing or documentary or similar Taxes and any other excise or property Taxes, or similar charges or levies, which arise from any payment made pursuant to this Agreement or under any Note or from the execution or delivery of, or otherwise with respect to, this Agreement or any Note.
(b)    Any and all payments by or on account of any obligation of any Obligor hereunder or under any Note shall be made without deduction or withholding for any Taxes (including Other Taxes); provided that, if an applicable withholding agent is required by law to deduct or withhold any Taxes (including Other Taxes) from any such payments, and such Taxes (including Other Taxes) are Indemnified Taxes, (i) the sum payable shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) such Lender or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) such applicable withholding agent shall be entitled to make such deductions or withholdings, (iii) such applicable withholding agent shall pay the full amount deducted or withheld to the relevant taxation authority or other authority in accordance with applicable law and (iv) as soon as practicable but in no event later than 30 days after the date of such payment, the applicable withholding agent shall furnish to the Administrative Agent, at its address referred to in Section 10.01, the original receipt, a certified copy of a receipt evidencing payment thereof or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(c)    Each Obligor agrees to indemnify each Lender and the Administrative Agent for the full amount of Indemnified Taxes (including, without limitation, any Indemnified Taxes imposed or asserted by any jurisdiction on amounts payable under this Section) paid by such Lender or the

Administrative Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be paid within 30 days after such Lender or the Administrative Agent (as the case may be) makes demand therefor.
(d)    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any this Agreement or any Note shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding or any party to make any filings required by law. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable requirements of law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.
Without limiting the generality of the foregoing,
(i)    Each Lender that is not a United States person within the meaning of Section 7701(a)(30) of the Internal Revenue Code (a “Non-U.S. Lender”), on or prior to the date of its execution and delivery of this Agreement in the case of each Lender listed on the signature pages hereof and on or prior to the date on which it becomes a Lender in the case of each other Lender, and from time to time thereafter if requested in writing by the Company (but only so long as such Lender remains lawfully able to do so), shall provide the Company and the Administrative Agent with two properly completed and duly executed copies of (A) Internal Revenue Service form W-8BEN, W-8BEN-E, W-8IMY or W-8ECI, as appropriate, or any successor form prescribed by the Internal Revenue Service, certifying that such Lender is entitled to benefits under an income tax treaty to which the United States is a party which exempts the Lender from United States withholding Tax or reduces the rate of withholding Tax on payments of interest for the account of such Lender or certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States; (B) in the case of a Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code: (i) a certificate to the effect that such Lender is not: (1) a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code; (2) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code; or (3) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code; and (ii) two properly completed and duly executed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E, as appropriate; or (C) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States federal withholding Tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made. Such forms shall be delivered by any Non-U.S. Lender that changes its Applicable Lending Office.

(ii)    Each Lender that is a United States person within the meaning of Section 7701(a)(30) of the Internal Revenue Code, on or prior to the date of its execution and delivery of this Agreement in the case of each Lender listed on the signature pages hereof and on or prior to the date on which it becomes a Lender in the case of each other Lender, and from time to time thereafter if requested in writing by the Company (but only so long as such Lender remains lawfully able to do so), shall provide the Company and Administrative Agent with two properly completed and duly executed copies of Internal Revenue Service Form W-9, or any subsequent versions or successor thereto as may be prescribed by applicable law establishing that the Lender (or any participant) is not subject to United States backup withholding Tax.
(e)    If a Lender, which is otherwise exempt from or subject to a reduced rate of withholding Tax, becomes subject to Taxes because of its failure to deliver a form required hereunder, the Company shall take such steps as such Lender shall reasonably request to assist such Lender to recover such Taxes.
(f)    If any Obligor is required to pay additional amounts to or for the account of any Lender pursuant to this Section, then such Lender will, upon request by such Obligor, use reasonable efforts to change the jurisdiction of its Applicable Lending Office if, in the sole judgment of such Lender, such change (i) will eliminate or reduce any such additional payment which may thereafter accrue and (ii) is not otherwise disadvantageous to such Lender. The Obligor hereby agrees to pay all reasonable cost and expenses incurred by any Lender in connection with such actions.
(g)    If a payment made to a Lender under this Agreement or any Note would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this paragraph (g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(h)    If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund (including a refund that such Administrative Agent or Lender decided to apply to future Taxes) of any Indemnified Taxes as to which it has been indemnified by any party or with respect to which such party has paid additional amounts pursuant to this Section 8.04, it shall pay over such refund to such party (but only to the extent of indemnity payments made, or additional amounts paid, by such party under this Section 8.04 with respect to the Indemnified Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender (including any Taxes imposed with respect to such refund), and without interest

(other than any interest paid by the relevant governmental authority with respect to such refund); provided that such party, upon the request of the Administrative Agent or such Lender agrees to repay the amount paid over to such party (plus any penalties, interest or other charges imposed by the relevant governmental authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such governmental authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the Administrative Agent or any Lender be required to pay any amount to any party pursuant to this paragraph (h) to the extent that the payment thereof would place the Administrative Agent or Lender in a less favorable net after-Tax position than the Administrative Agent or such Lender would have been in if the Tax subject to indemnification had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the relevant party or any other Person.
(i)    Each party's obligations under this Section shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
(j)    For purposes of this Section 8.04, the term “Lender” includes any Issuing Lender and the term “applicable law” includes FATCA.
Section 8.05. Base Rate Loans Substituted for Affected Loans. If (i) the obligation of any Lender to make, or to convert or continue outstanding Loans in any currency has been suspended pursuant to Section 8.02 or (ii) any Lender has demanded compensation under Section 8.03 or 8.04 with respect to its Loans in any currency and the Company shall, by at least five Business Days’ prior notice to such Lender through the Administrative Agent, have elected that the provisions of this Section shall apply to such Lender, then, unless and until such Lender notifies the Company that the circumstances giving rise to such suspension or demand for compensation no longer exist:
(a)    all Loans which would otherwise be made by such Lender (or continued as or converted into) in such currency shall be made instead in Dollars as Base Rate Loans (in the case of Alternative Currency Loans, in the same Dollar Amount as the Loan that such Lender would otherwise have made in the Alternative Currency (on which interest and principal shall be payable contemporaneously with the related Loans of the other Lenders); and
(b)    after each of its Loans in such currency has been repaid (or converted to a Base Rate Loan), all payments of principal which would otherwise be applied to repay such Loans shall be applied to repay its Base Rate Loans instead.
If such Lender notifies the Company that the circumstances giving rise to such notice no longer apply, the principal amount of each such Base Rate Loan shall be converted into a Loan denominated in the relevant currency, as the case may be, on the first day of the next succeeding Interest Period applicable to the related Loans of the other Lenders. If such Loan is converted into an Alternative Currency Loan, such Lender, the Administrative Agent and the relevant Borrower shall make such arrangements as shall be required (including increasing or decreasing the amount of such Alternative Currency Loan) so that such Alternative Currency Loan shall be in the same amount as it would have been if the provisions of this Section had never applied thereto.
Section 8.06. Substitution of Lenders. If (i) the obligation of any Lenders to make Loans has been suspended pursuant to Section 8.02, (ii) any Lender has demanded compensation under Section 8.03 or 8.04, (iii) any Lender is a Defaulting Lender, (iv) any Lender fails to give its consent for any amendment or waiver requiring the consent of 100% of the Lenders or all affected Lenders (and such Lender is an affected Lender) and for which the Required Lenders have consented or (v) any Lender fails to give its consent to an extension of any Termination Date to which the Required Lenders have consented, the Company shall have the right, with the assistance of the Administrative Agent, the Swingline Lenders and the Issuing Lenders, at the Company’s sole expense, to seek a substitute lender or lenders (which may be one or more of the Lenders), satisfactory to the Company, the Administrative Agent, the Swingline Lenders and the Issuing Lenders, without recourse to the applicable Lender, to purchase the Loans and assume the Commitments and Letter of Credit Liabilities of such Lender, for a purchase price equal to the aggregate outstanding principal of such Loans and any funded and outstanding participations in Letter of Credit Disbursements (together with any accrued and unpaid interest thereon and breakage costs, if any) or such other purchase price as such Lender and substitute lender or lenders shall agree upon provided that (a) such Lender shall have received from the Company (or assignee Lender, if agreed) payment of accrued fees and all other amounts payable to it hereunder and under the other Loan Documents not otherwise contemplated in the purchase price referred to above, (b) such assignment does not conflict with applicable law and (c) in the case of any assignment resulting from a Lender becoming a non-consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.
ARTICLE 9
REPRESENTATIONS AND WARRANTIES OF ELIGIBLE SUBSIDIARIES
Each Eligible Subsidiary shall be deemed by the execution and delivery of its Election to Participate to have represented and warranted as of the date thereof that:
Section 9.01. Corporate Existence and Power. It is an organization duly organized or formed, validly existing and, if applicable in such Subsidiary’s jurisdiction of organization or formation, in good standing under the laws of its jurisdiction of organization or formation and is a Wholly-Owned Consolidated Subsidiary organized under the laws of the United States.
Section 9.02. Corporate Governmental Authorization; No Contravention. The execution and delivery by it of its Election to Participate and its Notes (if any), and the performance by it of this Agreement and its Notes (if any), (A) are within its corporate or other organizational powers, (B) have been duly authorized by all necessary company or other organizational action, (C) require no action by or in respect of, or filing with, any governmental body, agency or official (other than those already obtained or made and in full force and effect), (D) do not contravene, or constitute a default under, (i) any provision of applicable law or regulation, (ii) its certificate of incorporation, articles of incorporation (or the equivalent organizational documents) or by-laws (or the equivalent governing documents), (iii) any agreement evidencing or governing Debt or of any other agreement or instrument, or (iv) any judgment, injunction, order or decree binding upon the Company or such Eligible Subsidiary and (E) will not result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, except, in the case of clause (C) or subclauses (i), (iii) and (iv) of clause (D), as would not reasonably be expected to result in a Material Adverse Effect.
Section 9.03. Binding Effect. This Agreement constitutes a valid and binding agreement of such Eligible Subsidiary and its Notes, when and if executed and delivered in accordance with this Agreement, will constitute valid and binding obligations of such Eligible Subsidiary, in each case enforceable in accordance with its terms except as the same may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and by general principles of equity, regardless of whether considered in a proceeding in equity or law.
ARTICLE 10
MISCELLANEOUS
Section 10.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including bank wire, facsimile transmission or similar writing) and shall be given to such party:
(a)    in the case of the Company: to it at:
Kenvue Inc.
199 Grandview Road
Skillman, NJ 08558
Attention: Mercedes Michel
Tel: ****
Email: ****
(b)    in the case of the Administrative Agent, to it at:
JPMorgan Chase Bank, N.A.
500 Stanton Christiana Rd.
NCC5 / 1st Floor
Newark, DE 19713
Attention: Loan & Agency Services Group
Tel: ****
Email: ****
Agency Withholding Tax Inquiries:
Email: ****
Agency Compliance/Financials/Intralinks:
Email: ****

(c)    in the case of an Issuing Lender,
(A) if to JPMorgan Chase Bank, N.A.:
JPMorgan Chase Bank, N.A.
10420 Highland Manor Dr. 4th Floor
Tampa, FL 33610
Attention: Standby LC Unit
Tel: ****
Fax: ****
Email: ****
With a copy to:
JPMorgan Chase Bank, N.A.
500 Stanton Christiana Rd.
NCC5 / 1st Floor
Newark, DE 19713
Attention: Loan & Agency Services Group
Tel: ****
Email: ****
(B) if to Goldman Sachs Bank USA:
Operations Contact
Email: ****
Tel: ****
Fax: ****
DO NOT EMAIL NOTICES – SEND TO FAX #
(C) if to Bank of America, N.A.:
Attention: Bank_of_america_as_lender_2
Email: ****
Attention: Deepak Kumar Bairwa
Email: ****
(D) if to Citibank, N.A.:
Address: 1 Penns Way, Ops II New Castle, DE 19720
Telephone: ****
Facsimile: ****
Email Address: ****

(E) and if to Deutsche Bank AG New York Branch:
Deutsche Bank AG New York Branch
Attn: Standby LC Dept
1 Columbus Circle, 18th Floor
Mail Stop NYC01-1820
New York, NY 10019.
E-mail: ****
(d)    in the case of a Swingline Lender,
(A) if to JPMorgan Chase Bank, N.A.:
JPMorgan Chase Bank, N.A.
500 Stanton Christiana Rd.
NCC5 / 1st Floor
Newark, DE 19713
Attention: Loan & Agency Services Group
Tel: ****
Email: ****
Agency Withholding Tax Inquiries:
Email: ****
Agency Compliance/Financials/Intralinks:
Email: ****
(B) if to Goldman Sachs Bank USA:
Operations Contact
Email: ****
Tel: ****
Fax: ****
DO NOT EMAIL NOTICES – SEND TO FAX #
(C) if to Bank of America, N.A.:
Attention: Bank_of_america_as_lender_2
Email: ****
Attention: Deepak Kumar Bairwa
Email: ****
(D) if to Citibank, N.A.:
Address:
Citibank N.A., Jersey Branch,

PO Box 728
38 Esplanade, St Helier
Jersey, JE4 8ZT
Attention: Loans Processing Unit
Telephone: ****
E-Mail Address: ****
(for Swingline payments in Euros)
Beneficiary Bank – CITIBANK EUROPE PLC, DUBLIN
Swift Code: ****
FAVOUR CITIBANK NA JERSEY BRANCH
Swift Address: ****
Account: ****
IBAN: ****
Attention: Loans Dept.
Reference: Kenvue
(E) and if to Deutsche Bank AG New York Branch:
Deutsche Bank AG New York Branch
5022 Gate Parkway Suite 100
Jacksonville, FL 32256
Phone: ****
Fax: ****
E-mail: ****
(e)    in the case of any other Lender, at its address or facsimile number set forth in its Administrative Questionnaire,
(f)    in the case of Johnson & Johnson and any Eligible Subsidiary, to it in care of the Company; or
(g)    in the case of any party, such other address or facsimile number as such party may hereafter specify for the purpose by notice to the Administrative Agent and the Company.
Each such notice, request or other communication shall be effective (i) if given by facsimile transmission, when transmitted to the facsimile number specified in this Section and confirmation of receipt is received, (ii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iii) if given by any other means, when delivered at the address specified in this Section; provided that notices to the Administrative Agent, the Swingline Lenders or the Issuing Lenders under Article 2 or Article 8 shall not be effective until received.

Section 10.02. No Waivers. No failure or delay by the Administrative Agent or any Lender in exercising any right, power or privilege hereunder or under any Note shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.
Section 10.03. Expenses; Limitation of Liability; Indemnification. (a) The Company shall pay (i) all reasonable and documented out-of-pocket expenses of the Administrative Agent and the Joint Arrangers, including reasonable and documented fees and disbursements of special counsel for the Administrative Agent (which in the absence of a conflict of interest shall be limited to one primary counsel for the Administrative Agent and the Joint Arrangers, collectively, plus, if advisable in the judgment of the Administrative Agent, one local counsel per jurisdiction for the Administrative Agent and the Joint Arrangers, collectively, and, solely in the case of an actual or perceived conflict of interest where the Person affected by such conflict notifies the Company of the existence of such conflict, those of another firm of counsel for all similarly affected Persons, collectively, plus if advisable in the judgment of such Persons, one local counsel per jurisdiction for all such Persons, collectively), in connection with the preparation and administration of this Agreement, any waiver or consent hereunder or any amendment hereof and (ii) all reasonable and documented out of pocket expenses incurred by the Administrative Agent, each Swingline Lender, each Issuing Lender and each Lender including (without duplication) the reasonable and documented fees and disbursements of outside counsel, in connection with any collection, bankruptcy, insolvency and other enforcement proceedings resulting from any Event of Default.
(b)    The Company agrees to indemnify the Administrative Agent, each Swingline Lender, each Issuing Lender, each Joint Arranger and each Lender, their respective affiliates and the respective directors, officers, agents, advisors and employees of the foregoing (each an “Indemnitee”) and hold each Indemnitee harmless from and against any and all Liabilities and related expenses of any kind, including, without limitation, the reasonable and documented fees and disbursements of counsel (which in the absence of a conflict of interest shall be limited to one primary counsel for the Indemnitees, collectively, plus, if advisable in the judgment of the Administrative Agent, one local counsel per jurisdiction for the Indemnitees, collectively, and, solely in the case of an actual or perceived conflict of interest where the Indemnitee affected by such conflict notifies the Company of the existence of such conflict, those of another firm of counsel for all similarly affected Indemnitees, collectively, plus if advisable in the judgment of such Indemnitee, one local counsel per jurisdiction for all such Indemnitees, collectively), which may be incurred by such Indemnitee in connection with any investigative, administrative or judicial proceeding (whether or not such Indemnitee shall be designated a party thereto) brought or overtly threatened relating to or arising out of this Agreement or any actual or proposed use of proceeds of Loans hereunder; provided that no Indemnitee shall have the right to be indemnified hereunder for (i) such Indemnitee’s own gross negligence, bad faith or willful misconduct as determined by a final, non-appealable judgment of a court of competent jurisdiction, (ii) such Indemnitee’s material breach of its obligations hereunder as determined by a final, non-appealable judgment by a court of competent jurisdiction and (iii) disputes solely among Indemnitees not arising from or in connection with any act or omission by the Company or any of its affiliates (other than any proceedings against a Joint Arranger or the Administrative Agent in exercising its role as such under this Agreement). Each Indemnitee agrees to notify the Company promptly of any proceeding in respect of which it will seek indemnification hereunder; provided, however, that the failure of any Indemnitee so to notify the Company shall not affect the rights of such Indemnitee hereunder; but provided, further, that the Company shall be entitled to assert by separate action against such Indemnitee any claim for actual damages incurred by the Company as a consequence of such failure by such Indemnitee to give such notice. In the event any action, suit or proceeding is brought against any Indemnitee by any Person other than a Lender, the Administrative Agent, a Swingline Lender, an Issuing Lender or any of their respective affiliates (a “third party action”), (i) the Company shall be entitled, upon written notice to such Indemnitee, to assume the investigation and defense thereof with counsel reasonably satisfactory to such Indemnitee unless (x) the employment by such Indemnitee of separate counsel has been specifically approved by the Company in writing or (y) the designated parties to the proceeding in which such claim, demand, action or cause of action has been asserted include (or are reasonably likely to include) both such Indemnitee and any of the Obligor, or any Affiliate (each, a “designated related party”) and in the opinion of counsel for such Indemnitee there exist one or more defenses that may be available to such Indemnitee which are in conflict with those available to any designated related party, (ii) such Indemnitee shall be entitled to employ separate counsel and to participate in the investigation and defense of any such third party action (whether or not the Company has elected to assume such investigation and defense as contemplated by clause (i) above) and (iii) the fees and expenses of any separate counsel employed by any Indemnitee in connection with any such third party action shall be borne by such Indemnitee except (x) under the circumstances contemplated by subclauses (x) and (y) of clause (i) above or (y) if such Indemnitee has reasonably concluded that the Company is failing actively and diligently to defend such third party action (whether or not the Company has elected to assume such investigation and defense as contemplated by clause (i) above). The Company shall not settle or compromise any action or claim without the relevant Indemnitee’s consent if the settlement or compromise involves any performance by, or adverse admission of, such Indemnitee.
(c)    To the extent permitted by applicable law (i) no Obligor shall assert, and each Obligor hereby waives, any claim against the Administrative Agent, each Swingline Lender, each Issuing Lender, each Joint Arranger and each Lender, their respective affiliates and the respective directors, officers, agents and employees of the foregoing (each such Person being called a “Lender-Related Person”) for any Liabilities arising from the use by others of information or other materials (including, without limitation, any personal data) obtained through telecommunications, electronic or other information transmission systems (including the Internet); provided that no Obligor shall be liable for any portion of such Liabilities resulting from any Lender-Related Person’s own gross negligence, bad faith or willful misconduct as determined by a final, non-appealable judgment of a court of competent jurisdiction, and (ii) no party hereto shall assert, and each such party hereby waives, any Liabilities against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, any Loan Document or any agreement or instrument contemplated thereby, any Loan or Letter of Credit or the use of the proceeds thereof; provided that, nothing in this sentence shall relieve the Company of any obligation it may have to indemnify an Indemnitee against special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party. The obligations of the Company pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
Section 10.04. Sharing of Set-Offs. Each Lender agrees that if it shall, by exercising any right of set-off or counterclaim or otherwise, receive payment of a proportion of the aggregate amount of principal and interest due with respect to any Loan and Letter of Credit Liabilities held by it which is greater than the proportion received by any other Lender in respect of the aggregate amount of principal and interest due with respect to any Loan and Letter of Credit Liability held by such other Lender, the Lender receiving such proportionately greater payment shall purchase such participations in the Loans and Letter of Credit Liabilities held by the other Lenders, and such other adjustments shall be made, as may be required so that all such payments of principal and interest with respect to the Loans and Letter of Credit Liabilities held by the Lenders shall be shared by the Lenders pro rata; provided that nothing in this Section shall impair the right of any Lender to exercise any right of set-off or counterclaim it may have and to apply the amount subject to such exercise to the payment of indebtedness of the Obligors other than its indebtedness hereunder. Each Obligor agrees, to the fullest extent it may effectively do so under applicable law, that any holder of a participation in a Loan and Letter of Credit Liability, whether or not acquired pursuant to the foregoing arrangements, may exercise rights of set-off or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of such Obligor in the amount of such participation.
Section 10.05. Amendments and Waivers.
(a)    Except as explicitly set forth in Section 2.21, Section 2.22, Section 8.01(b) or Section 10.05(c), any provision of this Agreement or the Notes (if any) may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by each Obligor and the Required Lenders (and, if the rights or duties of the Administrative Agent, the Swingline Lenders or the Issuing Lenders are affected thereby, by the Administrative Agent, the Swingline Lenders and the Issuing Lenders, respectively); provided that, except as explicitly set forth in Section 2.21 or Section 2.22 and, in each case subject to Section 2.20 with respect to any Defaulting Lender, no such amendment or waiver shall, (x) (i) increase or decrease the Commitment of any Lender (except for a ratable decrease in the Commitments of all Lenders) or subject any Lender to any additional obligation unless signed by such Lender, (ii) reduce the principal of or rate of interest on any Loan or the amount to be reimbursed in respect of any Letter of Credit or any interest thereon or any fees hereunder unless signed by each Lender directly affected thereby or (iii) postpone the date fixed for any payment of principal of or interest on any Loan or for reimbursement in respect of any Letter of Credit or any fees hereunder or for any scheduled reduction or termination of any Commitment unless signed by each Lender directly affected thereby or (y) unless signed by all the Lenders (i) release the Company or, except to the extent in connection with the Guarantee Termination Date, Johnson & Johnson from any of its obligations under Article 11, (ii) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans or the aggregate amount of the Letter of Credit Liabilities, or the number of Lenders, which shall be required for the Lenders or any of them to take any action under this Section or any other provision of this Agreement, (iii) change the payment waterfall provisions of Section 2.20(a)(iv) or Section 6.03, (iv) change Section 2.09 or Section 2.14(a) in a manner that would alter the ratable reduction of Commitments or the pro rata sharing of payments required thereby, or (v) amend or waive the provisions of Section 10.04, this Section 10.05, Section 10.06(a)(i) or the definition of Required Lenders.
(b)    Increases in Commitments and related modifications pursuant to Section 2.21 and extensions of Commitments and related modifications pursuant to Section 2.22 are not amendments subject to the provisions of this Section.
(c)    If the Administrative Agent and the Company acting together identify any ambiguity, omission, mistake, typographical error or other defect in any provision of this Agreement or any other Loan Document, then the Administrative Agent and the Company shall be permitted to amend, modify or supplement such provision to cure such ambiguity, omission, mistake, typographical error or other defect, and such amendment shall become effective without any further action or consent of any other party to this Agreement; provided that the Lenders shall be deemed to have consented to such amendment unless the Required Lenders shall have objected thereto by written notice to the Administrative Agent within five Business Days after having received notice thereof.
Section 10.06. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that (i) none of the Obligors may assign or otherwise transfer any of its rights under this Agreement without the prior written consent of all Lenders and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.
(b)    Any Lender may at any time grant to one or more banks or other institutions (each a “Participant”) participating interests in its Commitments or any or all of its Loans and Letter of Credit Liabilities. In the event of any such grant by a Lender of a participating interest to a Participant, whether or not upon notice to each Obligor and the Administrative Agent, such Lender shall remain responsible for the performance of its obligations hereunder, and each Obligor and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which any Lender may grant such a participating interest shall provide that such Lender shall retain the sole right and responsibility to enforce the obligations of the Borrowers hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement; provided that such participation agreement may provide that such Lender will not agree to any modification, amendment or waiver of this Agreement described in the proviso in Section 10.05 without the consent of the Participant. Each Obligor agrees that each Participant shall, to the extent provided in its participation agreement, be entitled to the benefits of and subject to the obligations under Section 2.18 and Article 8 with respect to its participating interest as if it were a Lender. An assignment or other transfer which is not permitted by subsection (c) or (d) below shall be given effect for purposes of this Agreement only to the extent of and as a participating interest granted in accordance with this subsection (b). Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under this Agreement) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Treasury Regulations Section 5f.103-1(c) or Proposed Section 1.163-5(b) of the United States Treasury Regulations (or, in each case, any amended or successor versions). The entries in the Participant Register shall be conclusive absent manifest error.
(c)    With the prior written consent of the Administrative Agent, the Swingline Lenders, the Issuing Lenders and, so long as no Event of Default has occurred and is continuing, the Company, which consents shall not be unreasonably withheld or delayed (provided that the Company shall be deemed to have consented to any assignment unless the Company shall object thereto by written notice to the Administrative Agent within fifteen (15) Business Days after having received a request for such consent) (provided, further, that if an Assignee (as defined below) is an affiliate of any Lender, was a Lender immediately prior to such assignment or is an Approved Fund, no such consent from the Administrative Agent, Issuing Lenders, Swingline Lenders or Company shall be required and no minimum assignment amount shall apply to any such assignment), any Lender may at any time assign to one or more banks or other institutions (each an “Assignee”; provided that none of the Company or its Affiliates nor any natural person (nor a holding company, investment vehicle or trust for, or owned and operated by or for the primary benefit of a natural person) shall be an “Assignee”) all, or a proportionate part (equivalent to an initial Commitment in an amount of not less than $10,000,000) of all, of its rights and obligations under this Agreement and the Notes (if any), and such Assignee shall assume such rights and obligations, pursuant to an Assignment and Assumption Agreement in substantially the form of Exhibit C hereto; provided that (i) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans and the Commitment assigned; (ii) the Assignee, if not already a Lender hereunder, shall deliver to the Administrative Agent an Administrative Questionnaire in which the Assignee designates one or more Credit Contacts to whom all syndicate-level information (which may contain material non-public information about the Obligors and their related parties or their respective securities) will be made available; and (iii) no assignment shall be made to a Defaulting Lender. Upon execution and delivery of such instrument and payment by such Assignee to such transferor Lender of an amount equal to the purchase price agreed between such transferor Lender and such Assignee, such Assignee shall be a Lender party to this Agreement and shall have all the rights and obligations of a Lender with Commitments as set forth in such instrument of assumption, and the transferor Lender shall be released from its obligations hereunder to a corresponding extent. Upon the consummation of any assignment pursuant to this subsection (c), the transferor Lender, the Administrative Agent and the Borrowers shall make appropriate arrangements so that, if required, a new Note is issued to the Assignee. In connection with any such assignment, the transferor Lender shall pay to the Administrative Agent an administrative fee for processing such assignment in the amount of $3,500. The Assignee, if not already a Lender hereunder, shall deliver to the Company and the Administrative Agent certification as to exemption from deduction or withholding of any United States federal income taxes in accordance with Section 8.04.

(d)    Any Lender may at any time assign all or any portion of its rights under this Agreement and its Note (if any) to a Federal Reserve Bank. No such assignment shall release the transferor Lender from its obligations hereunder.
(e)    No Assignee, Participant or other transferee of any Lender’s rights shall be entitled to receive any greater payment under Section 8.03 or 8.04 than such Lender would have been entitled to receive with respect to the rights transferred, unless such transfer is made with the Company’s prior written consent or by reason of the provisions of Section 8.02, 8.03 or 8.04 requiring such Lender to designate a different Applicable Lending Office under certain circumstances or at a time when the circumstances giving rise to such greater payment did not exist. A Participant that would be a Non-U.S. Lender if it were a Lender shall not be entitled to the benefits of Section 8.04 unless such Participant agrees to comply with Section 8.04(d) as though it were a Lender (it being understood that the documentation required under Section 8.04(d) shall be delivered to the Participating Lender).
(f)    The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and Letter of Credit Liabilities owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Swingline Lenders, the Issuing Lenders and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Swingline Lender, any Issuing Lender and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(g)    Upon its receipt of a duly completed Assignment and Assumption Agreement executed by an assigning Lender and an Assignee, the Assignee’s completed Administrative Questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (c) of this Section and any written consent to such assignment required by paragraph (c) of this Section, the Administrative Agent shall accept such Assignment and Assumption Agreement and record the information contained therein in the Register; provided that if either the assigning Lender or the Assignee shall have failed to make any payment required to be made by it pursuant to Section 2.04(b), Section 2.14(b), Section 2.17(d), Section 2.19(a) or Section 2.19(d), the Administrative Agent shall have no obligation to accept such Assignment and Assumption Agreement and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph (including a Note as defined in Section 2.05(d)).
(h)    Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”) sponsored by a Granting Lender and identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Company, the option to provide to the Company all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the Commitments of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary in this Section 10.06, any SPC may (i) with notice to, but without the prior written consent of, the Company and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institution providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans; provided that any such assignment to a financial institution other than to the Granting Lender shall require the consent of the Company and the Administrative Agent, which consent shall be provided in the sole and absolute discretion of the Company or the Administrative Agent, as the case may be, and (ii) disclose any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC; provided that any such Person (other than a rating agency) signs a confidentiality agreement which contains substantially the same provisions as set forth in Section 10.11. As this Section 10.06(f) applies to any particular SPC, this Section 10.06(f) may not be amended without the written consent of such SPC. Additionally, the Company shall not be subject to any increased costs pursuant to Section 8.03, indemnity claims pursuant to Section 10.03(b) or increased taxes pursuant to Section 8.04 (collectively, “Increased Costs”) with respect to an SPC if the Company would not have been subjected to such Increased Costs had the Loan not been funded (directly or indirectly) by the SPC and any payment for any such Increased Costs shall be limited to the amounts that the Company would have been required to pay to the Granting Lender if such Loan had not been so funded by the SPC; provided, however, that the SPC shall be entitled to the benefits of Article 8 and Section 10.03 with respect to the interest granted to it by the Granting Lender to the extent that the Granting Lender was entitled to such benefits pursuant to this Agreement.
Section 10.07. Governing Law, Submission to Jurisdiction. This Agreement and each Note (if any) shall be governed by and construed in accordance with the laws of the State of New York. Each Obligor hereby submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York sitting in the Borough of Manhattan (or, if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in the Borough of Manhattan), and any appellate court from any thereof, for purposes of all legal proceedings arising out of or relating to this Agreement (whether in contract, tort or otherwise) or the transactions contemplated hereby. Each Obligor irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.
Section 10.08. Service of Process. Without limiting the foregoing, each Eligible Subsidiary hereby irrevocably designates Kenvue Inc., 199 Grandview Road, Skillman, NJ 08558, as the designee, appointee and agent of such Eligible Subsidiary to receive, for and on behalf of such Eligible Subsidiary, service of process in such respective jurisdictions in any legal action or proceeding with respect to this Agreement or any Note. It is understood that a copy of such process served on such agent will be promptly forwarded by mail to such Eligible Subsidiary at its address set forth opposite its signature below, but the failure of such Eligible Subsidiary to receive such copy shall not affect in any way the service of such process.
Section 10.09. Counterparts; Integration; Effectiveness; Electronic Execution.
(a)    This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement constitutes the entire agreement and understanding among the parties hereto and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 3.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
(b)    Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Loan Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 10.01), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (1) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of any Obligor without further verification thereof and without any obligation to review the appearance or form of any such Electronic signature and (2) upon the request of the Administrative Agent, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, each Obligor hereby (a) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders, and the Obligors, Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (b) the Administrative Agent and each of the Lenders may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (c) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (d) waives any claim against any Lender-Related Person for any Liabilities arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any Liabilities arising as a result of the failure of the Obligors to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.
Section 10.10. WAIVER OF JURY TRIAL. EACH OBLIGOR, THE AGENTS AND THE LENDERS HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 10.11. Confidentiality. Each of the Administrative Agent and each Lender agrees to keep any information delivered or made available by any Obligor pursuant to this Agreement confidential from anyone other than persons employed or retained by the Administrative Agent or such Lender who are engaged in evaluating, approving, structuring or administering the credit facility contemplated hereby; provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing such information (a) to any persons employed or retained by the Administrative Agent or any other Lender who are engaged in evaluating, approving, structuring or administering the credit facility contemplated hereby, (b) to any other Person if reasonably incidental to the administration of the credit facility contemplated hereby so long as such Person agrees to keep such information confidential in accordance with the provisions of this Section 10.11, (c) upon the order of any court or administrative agency, (d) upon the request or demand of any regulatory agency or authority, including any self-regulating authority, (e) which had been publicly disclosed other than as a result of a disclosure by the Administrative Agent or any Lender prohibited by this Agreement or, to the knowledge of the Administrative Agent or such Lender, by any other Person as a result of a disclosure by such Person in violation of an obligation of confidentiality, (f) to the extent necessary, in connection with any litigation to which the Administrative Agent, any Lender or its subsidiaries or Parent may be a party, (g) to the extent necessary in connection with the exercise of any remedy hereunder, (h) to such Lender’s or the Administrative Agent’s legal counsel and independent auditors, (i) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), (j) on a confidential basis to (i) any rating agency in connection with rating the Company or its Subsidiaries or the credit facility provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the application, issuance, publishing and monitoring of CUSIP numbers or other market identifiers with respect to the credit facility provided hereunder, (k) with the consent of the Company, (l) subject to an agreement containing provisions substantially similar to those contained in this Section, to (i) any actual or proposed Participant or Assignee or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction or any credit insurance provider, in each case, relating to any Borrower and its obligations or (m) to the extent such information is independently discovered or developed by such Lender without utilizing any information received from the Borrower and without violating the terms of this Section. Each Lender and the Administrative Agent shall give the Company prompt notice of any disclosure made by such Lender or the Administrative Agent, as the case may be, as permitted pursuant to clauses (c), (d) (other than any such disclosure made by any Lender to bank examiners during any examination of such Lender conducted in the ordinary course by such examiners) or (f) of this Section, but solely to the extent permitted by law and, in the case of any disclosure permitted pursuant to clause (f), solely to the extent that the interests of such Lender or the Administrative Agent, as the case may be, and the applicable Obligor in the relevant litigation are not adverse in any material respect. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents and the Commitments. Nothing in any Loan Document shall prevent disclosure of any confidential information or other matter to the extent that preventing that disclosure would otherwise cause any transaction contemplated by the Loan Documents, or any transaction carried out in connection with any transaction contemplated thereby, to become an arrangement described in Part II A 1 of Annex IV of Directive 2011/16/EU.
Section 10.12. Conversion of Currencies. (a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto (including any Eligible Subsidiary) agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.
(b)    The obligations of each Obligor in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, such Obligor agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss. The obligations of the Obligors contained in this Section 10.12 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.
Section 10.13. European Economic and Monetary Union. (a) Definitions. In this Section 10.13 and in each other provision of this Agreement to which reference is made in this Section 10.13 expressly or impliedly, the following terms have the meanings given to them in this Section 10.13:
“Euro Unit” means the currency unit of the Euro;
“National Currency Unit” means the unit of currency (other than a Euro Unit) of a Participating Member State;
(b)    Redenomination and Eligible Currencies. On the date on which any state that is not a Participating Member State on the date hereof becomes a Participating Member State, each obligation under this Agreement of a party to this Agreement which has been denominated in the National Currency Unit of such Participating Member State shall be redenominated into the Euro Unit in accordance with EMU Legislation.
(c)    Loans. Any Loan in the currency of a state that becomes a Participating Member State after the date hereof shall be made in the Euro Unit after the date on which such state becomes a Participating Member State.
(d)    Payments by the Administrative Agent to the Lenders. Any amount payable by the Administrative Agent to the Lenders under this Agreement in the currency of a state that becomes a Participating Member State after the date hereof shall be paid in the Euro Unit after the date on which such state becomes a Participating Member State.
Section 10.14. USA Patriot Act. Each Lender subject to the Act hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Borrower, which information includes the names and addresses of each Borrower and other information that will allow such Lender to identify each Borrower in accordance with the Act.
Section 10.15. Acknowledgement and Consent to Bail-in of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
Section 10.16. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.
Section 10.17. No Fiduciary Duty. The Company agrees that in connection with all aspects of the Loans and Letters of Credit contemplated by this Agreement and any communications in connection therewith, the Company and its Subsidiaries, on the one hand, and the Administrative Agent, the Swingline Lenders, the Issuing Lenders, the Lenders and their Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Administrative Agent, the Swingline Lenders, the Issuing Lenders, the Lenders or their Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications. The Company acknowledges and agrees that the Administrative Agent, each Swingline Lender, each Issuing Lender, each Lender and their Affiliates may have economic interests that conflict with those of the Company and its Subsidiaries, their stockholders and/or their affiliates.
Section 10.18. Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
Section 10.19. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the applicable Overnight Rate to the date of repayment, shall have been received by such Lender.
ARTICLE 11
GUARANTY
Section 11.01. The Guaranty. (a) Johnson & Johnson hereby unconditionally and irrevocably guarantees the full and punctual payment (whether at stated maturity, upon acceleration or otherwise) of the principal of and interest on each Loan made to each Borrower pursuant to this Agreement, and the full and punctual payment of all other amounts payable by each such Borrower under this Agreement (including any interest, fees, costs, expenses and other obligations that accrue after the commencement of any bankruptcy, insolvency, reorganization or similar case or proceeding, or which would have accrued but for such case, proceeding or other action and whether or not such interest, fees, costs, expenses or other obligations are allowed or allowable as a claim in such case, proceeding or other action). Upon failure by any Borrower to pay punctually any such amount, Johnson & Johnson shall forthwith on demand pay the amount not so paid at the place and in the manner and currency specified in this Agreement.
(b)    The Company hereby unconditionally and irrevocably guarantees the full and punctual payment (whether at stated maturity, upon acceleration or otherwise) of the principal of and interest on each Loan made to each Borrower (other than the Company) pursuant to this Agreement, and the full and punctual payment of all other amounts payable by each such Borrower under this Agreement (including any interest, fees, costs, expenses and other obligations that accrue after the commencement of any bankruptcy, insolvency, reorganization or similar case or proceeding, or which would have accrued but for such case, proceeding or other action and whether or not such interest, fees, costs, expenses or other obligations are allowed or allowable as a claim in such case, proceeding or other action). Upon failure by any Borrower (other than the Company) to pay punctually any such amount, the Company shall forthwith on demand pay the amount not so paid at the place and in the manner and currency specified in this Agreement.
Section 11.02. Guaranty Unconditional. The obligations of Johnson & Johnson and the Company under this Article 11 shall be irrevocable, unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:
(i)    any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of any Borrower under this Agreement or any Note, by operation of law or otherwise;
(ii)    any modification or amendment of or supplement to this Agreement or any Note;
(iii)    any release, impairment, non-perfection or invalidity of any direct or indirect security for any obligation of any other Borrower under this Agreement or any Note;
(iv)    any change in the corporate existence, structure or ownership of any other Borrower, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting any other Borrower or its assets or any resulting release or discharge of any obligation of any other Borrower contained in this Agreement or any Note;
(v)    the existence of any claim, set-off or other rights which Johnson & Johnson and the Company may have at any time against any other Borrower, the Administrative Agent, any Swingline Lender, any Issuing Lender, any Lender or any other Person, whether in connection herewith or any unrelated transactions, provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;

(vi)    any invalidity or unenforceability relating to or against any Borrower for any reason of this Agreement or any Note, or any provision of applicable law or regulation affecting any term of the obligations guaranteed under this Article 11 or purporting to prohibit the payment by any Borrower of the principal of or interest on any Note or any other amount payable by any Borrower under this Agreement; or
(vii)    any other act or omission to act or delay of any kind by any Borrower, the Administrative Agent, any Swingline Lender, any Issuing Lender, any Lender or any other Person or any other circumstance whatsoever which might, but for the provisions of this paragraph, constitute a legal or equitable discharge of or defense to Johnson & Johnson’s obligations and the Company’s obligations under this Article 11.
Section 11.03. Discharge; Reinstatement in Certain Circumstances.
(a)    Johnson & Johnson’s obligations hereunder shall remain in full force and effect until the earlier of (x) the Guarantee Termination Date and (y) the date the Commitments shall have terminated, the principal of and interest on the Loans and all other amounts payable by the Borrowers under this Agreement shall have been paid in full and no Letter of Credit Liabilities remain outstanding. If, at any time prior to the Guarantee Termination Date, any payment of the principal of or interest on any Loan, any reimbursement obligation or any other amount payable by any Borrower under this Agreement is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of such Borrower or otherwise, Johnson & Johnson’s obligations under this Guaranty with respect to such payment shall be reinstated as though such payment had been due but not made at such time. Upon the occurrence of the Guarantee Termination Date, (i) Johnson & Johnson’s obligations hereunder shall terminate automatically without any notice or action being required, (ii) Johnson & Johnson shall cease to be party to this Agreement without any notice or action being required and (iii) the Administrative Agent shall execute and deliver to the Company and Johnson & Johnson all documents and shall take all such actions as are reasonably requested by the Company or Johnson & Johnson to evidence such release.
(b)    The Company’s obligations under this Guaranty shall remain in full force and effect until the Commitments shall have terminated, the principal of and interest on the Loans and all other amounts payable by the Borrowers under this Agreement shall have been paid in full and no Letter of Credit Liabilities remain outstanding. If at any time any payment of the principal of or interest on any Loan, any reimbursement obligation or any other amount payable by any Borrower under this Agreement is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of such Borrower or otherwise, the Company’s obligations under this Guaranty with respect to such payment shall be reinstated as though such payment had been due but not made at such time.
Section 11.04. Waiver. Each of Johnson & Johnson and the Company irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against any Borrower or any other Person.

Section 11.05. Subrogation. Upon making any payment with respect to any Borrower under this Guaranty, Johnson & Johnson and the Company, as the case may be, shall be subrogated to the rights of the payee against such Borrower with respect to such payment; provided that neither Johnson & Johnson nor the Company, as the case may be, shall enforce any payment by way of subrogation until all amounts of principal of and interest on the Loans and all other amounts payable by such Borrower under this Agreement have been paid in full and no Letter of Credit Liabilities owing by such Borrower remain outstanding.
Section 11.06. Stay of Acceleration. If acceleration of the time for payment of any amount payable by any other Borrower under this Agreement or the Notes (if any) is stayed upon the insolvency, bankruptcy or reorganization of such Borrower, all such amounts otherwise subject to acceleration under the terms of this Agreement shall nonetheless be payable by Johnson & Johnson and the Company forthwith on demand by the Administrative Agent made at the request of the Required Lenders.
Section 11.07. Limitation of Liability. Notwithstanding the other provisions of this Article 11, the obligations of each of Johnson & Johnson and the Company hereunder shall be limited to an aggregate amount equal to the largest amount that would not render its respective obligations hereunder subject to avoidance under Section 548 of the United States Bankruptcy Code or any comparable provisions of applicable law of any State of the United States of America.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

KENVUE INC., as the Company and Guarantor

By:	/s/ Mercedes Michel
Name: Mercedes Michel
Title: Treasurer

JOHNSON & JOHNSON, as Guarantor

By:	/s/ Luc Freyne
Name: Luc Freyne
Title: Assistant Treasurer
[Signature Page to Credit Agreement]

JPMORGAN CHASE BANK, N.A., as Administrative Agent, a Lender, a Swingline Lender and an Issuing Lender

By:	/s/ Gregory T. Martin
Name: Gregory T. Martin
Title: Executive Director
[Signature Page to Credit Agreement]

GOLDMAN SACHS BANK USA, as a Lender, a Swingline Lender, and an Issuing Lender

By:	/s/ Thomas Manning
Name: Thomas Manning
Title: Authorized Signatory

[Signature Page to Credit Agreement]

Bank of America, N.A., as a Lender, a Swingline Lender, and an Issuing Lender

By:	/s/ Joseph L. Corah
Name: Joseph L. Corah
Title: Managing Director

[Signature Page to Credit Agreement]

CITIBANK, N.A., as a Lender, a Swingline Lender, and an Issuing Lender

By:	/s/ Richard Rivera
Name: Richard Rivera
Title: Vice President

[Signature Page to Credit Agreement]

DEUTSCHE BANK AG NEW YORK BRANCH, as a Lender, a Swingline Lender, and an Issuing Lender

By:	/s/ Ming K. Chu
Name: Ming K. Chu
Title: Director

[For Lenders requiring two signature blocks]

By:	/s/ Marko Lukin
Name: Marko Lukin
Title: Vice President

[Signature Page to Credit Agreement]

BNP Paribas, as a Lender

By:	/s/ Michael Pearce
Name: Michael Pearce
Title: Managing Director

[For Lenders requiring two signature blocks]

By:	/s/ Reid Hill
Name: Reid Hill
Title: Managing Director

[Signature Page to Credit Agreement]

HSBC Bank USA, National Association, as a Lender

By:	/s/ Matthew Guarnaccia
Name: Matthew Guarnaccia
Title: Senior Vice President

[Signature Page to Credit Agreement]

National Westminster Bank plc, as a Lender

By:	/s/ Jonathan Eady
Name: Jonathan Eady
Title: Director

[Signature Page to Credit Agreement]

ROYAL BANK OF CANADA, as a Lender

By:	/s/ Julia Ivanova
Name: Julia Ivanova
Title: Authorized Signatory

[Signature Page to Credit Agreement]

UBS AG, Stamford Branch, as a Lender

By:	/s/ Hansjuerg Raez
Name: Hansjuerg Raez
Title: Director

[For Lenders requiring two signature blocks]

By:	/s/ Danielle Calo
Name: Danielle Calo
Title: Associate Director

[Signature Page to Credit Agreement]

BANCO BILBAO VIZCAYA ARGENTARIA, S.A. NEW YORK BRANCH, as a Lender

By:	/s/ Brian Crowley
Name: Brian Crowley
Title: Managing Director

[For Lenders requiring two signature blocks]

By:	/s/ Miriam Trautmann
Name: Miriam Trautmann
Title: Managing Director

[Signature Page to Credit Agreement]

Banco Santander, S.A., New York Branch, as a Lender

By:	/s/ Andres Barbosa
Name: Andres Barbosa
Title: Managing Director

[For Lenders requiring two signature blocks]

By:	/s/ Rita Walz-Cuccioli
Name: Rita Walz-Cuccioli
Title: Executive Director

[Signature Page to Credit Agreement]

ING BANK N.V. DUBLIN BRANCH, as a Lender

By:	/s/ Padraig Matthews
Name: Padraig Matthews
Title: Director

[For Lenders requiring two signature blocks]

By:	/s/ Louise Gough
Name: Louise Gough
Title: Vice President

[Signature Page to Credit Agreement]

INTESA SANPAOLO S.P.A., NEW YORK BRANCH, as a Lender

By:	/s/ Nicola Baiocchi Di Silvestri
Name: Nicola Baiocchi Di Silvestri
Title: General Manager - New York Hub

[For Lenders requiring two signature blocks]

By:	/s/ Alessandro Toigo
Name: Alessandro Toigo
Title: Head of Corproate Desk

[Signature Page to Credit Agreement]

STANDARD CHARTERED BANK, as a Lender

By:	/s/ Kristopher Tracy
Name: Kristopher Tracy
Title: Director, Financing Solutions

[Signature Page to Credit Agreement]

UniCredit Bank AG, New York Branch, as a Lender

By:	/s/ Fabio Della Malva
Name: Fabio Della Malva
Title: Managing Director

[For Lenders requiring two signature blocks]

By:	/s/ Thomas Petz
Name: Thomas Petz
Title: Managing Director

[Signature Page to Credit Agreement]